                                                                       EXHIBIT 2




________________________________________________________________________________
________________________________________________________________________________




                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                              HUGHES SUPPLY, INC.

                                      AND

                         JEMISON INVESTMENT CO., INC.,

                              PVF HOLDINGS, INC.,

                           SOUTHWEST STAINLESS, INC.,

                            MULTALLOY, INC. (TEXAS),

                         MULTALLOY, INC. (NEW JERSEY),

                                      and

                       HOUSTON PRODUCTS & MACHINE, INC.,


                             Dated:  March 27, 1996



________________________________________________________________________________
________________________________________________________________________________

                               TABLE OF CONTENTS

         (The Table of Contents for this Agreement is for convenience of reference only and is not intended to define, limit or describe the scope or intent of any provisions of this Asset Purchase Agreement.)

                                                                                                                       PAGE
                                                                                                                       ----
WITNESSETH: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -1-

ARTICLE I        SALE AND PURCHASE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -1-

Section 1.01     Assets to be Acquired. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -1-
          (a)    Fixed Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -2-
          (b)    Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -2-
          (c)    Supplies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -2-
          (d)    Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -2-
          (e)    Other Promotional Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -2-
          (f)    Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -2-
          (g)    Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -3-
          (h)    Assumed Contract Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -3-
          (i)    Customer Lists and Other Intangible Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -3-
          (j)    Sellers' Prepayments and Deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -3-
          (k)    Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -3-
          (l)    Telephone and Fax Numbers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -3-
          (m)    Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -3-
          (n)    Claims Relating to Purchased Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -4-
          (o)    Other Property and Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -4-
          (p)    C.F. Fluid Controls, Inc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -4-
Section 1.02     Assumed Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -4-
          (a)    Trade Payables, Other Payables, and Accrued Expenses . . . . . . . . . . . . . . . . . . . . . . . .   -4-
          (b)    Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -5-
          (c)    Other Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -5-
          (d)    Open Customer Purchase Orders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -5-
          (e)    Customer Deposits and Prepayments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -5-
          (f)    Purchase Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -5-
          (g)    Bank Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -5-
          (h)    Product Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -5-
          (i)    Other Notes Payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -5-
Section 1.03     Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -6-
          (a)    Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -6-
          (b)    Claims Against Third Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -6-
          (c)    Prepaid Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -6-
          (d)    Rights Hereunder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -6-
          (e)    Certain Intangible Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -6-
          (f)    Contracts not Assigned . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -6-
          (g)    Other Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -7-

ARTICLE II       PURCHASE PRICE; POST-CLOSING ADJUSTMENT;
                 ESCROW; CONSIGNMENT; ALLOCATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -7-
Section 2.01     Purchase Price and Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -7-
Section 2.02     Escrowed Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
Section 2.03     Consignment of Non-Qualifying Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
Section 2.04     Allocation of Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
Section 2.05     No Fractional Shares; Fractional Cents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-

ARTICLE III      CLOSING; DOCUMENTS OF CONVEYANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-

Section 3.01     Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
Section 3.02     Assignment and Assumption Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
Section 3.03     Other Instruments of Conveyance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
Section 3.04     Other Deliveries at Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
Section 3.05     Allocation of Closing Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
Section 3.06     Prorations at Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
Section 3.07     Transfer of Possession.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
Section 3.08     Termination and Related Employee Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
Section 3.09     Utility Services.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
Section 3.10     Procedure Relating to Motor Vehicles.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
Section 3.11     Other Actions and Instruments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-

Section 4.01     Organization, Good Standing and Qualification. . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
Section 4.02     Corporate Power and Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
Section 4.03     Validity of Contemplated Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
Section 4.04     Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
Section 4.05     Regulatory Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
Section 4.06     Copies of Articles and Bylaws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
Section 4.07     Inventory Held for Resale. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
Section 4.08     Litigation; Compliance with Laws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
Section 4.09     Brokers' or Finders' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
Section 4.10     Completeness of Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
Section 4.11     Buyer's Filings with SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
Section 4.12     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
Section 4.13     No Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
Section 4.14     Financial Position and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
Section 4.15     Reliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-

ARTICLE V        REPRESENTATIONS AND WARRANTIES OF
                 SELLERS, PVF AND JEMISON . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-

Section 5.01     Organization, Good Standing and Qualification. . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
Section 5.02     Corporate Power and Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
Section 5.03     Validity of Contemplated Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
Section 5.04     Regulatory Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
Section 5.05     Copies of Articles of Incorporation and
                 Bylaws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
Section 5.06     Liabilities and Obligations of Sellers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
Section 5.07     Condition of and Title to Purchased Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
Section 5.08     Material Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-

Section 5.09     Assumed Leases and Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
Section 5.10     Concerning the Leased Real Estate, the
                 Affiliate Real Estate and the Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
Section 5.11     Buildings, Structures and Other Improvements.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
Section 5.12     Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
Section 5.13     Certain Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -27-
Section 5.14     Ad Valorem, Real Property Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
Section 5.15     Litigation: Compliance with Laws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
Section 5.16     Permits and Licenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
Section 5.17     Intellectual Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
Section 5.18     All Necessary Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
Section 5.19     Labor or Employee Disputes; Employment
                 Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
Section 5.20     Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
Section 5.21     Employee Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
Section 5.22     No Changes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
Section 5.23     No Affiliates' Assets, Leases or Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
Section 5.24     Insurance Coverages. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
Section 5.25     Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
Section 5.26     Customers and Sales. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -33-
Section 5.27     Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -33-
Section 5.28     Brokers' or Finders' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -35-
Section 5.29     Investment Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -35-
Section 5.30     Sellers Not a Foreign Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
Section 5.31     Completeness of Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
Section 5.32     Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-

ARTICLE VI       ACTIVITIES PRIOR TO THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -37-

Section 6.01     Activities by Sellers, PVF and Jemison Prior to
                 Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -37-
Section 6.02     Reports; Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -38-
Section 6.03     Access; Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -39-
Section 6.04     Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -40-
Section 6.05     Public Announcements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -41-
Section 6.06     Hart-Scott-Rodino  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -42-
Section 6.07     Filings with SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -42-
Section 6.08     Condition of Title; Title Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -42-
Section 6.09     Surveys. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -43-
Section 6.10     Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -43-
Section 6.11     Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -44-
Section 6.12     Activities by Buyer Prior to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -44-

ARTICLE VII      CASUALTY AND CONDEMNATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -44-

Section 7.01     Casualty.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -44-
Section 7.02     Condemnation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -45-

ARTICLE VIII     CONDITIONS TO OBLIGATIONS OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -46-

Section 8.01     Representations and Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -46-
Section 8.02     Performance of Covenants, Agreements and

                 Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -46-
Section 8.03     Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -46-
Section 8.04     Prohibitions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -47-
Section 8.05     Opinion of Sellers' Counsel. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -47-
Section 8.06     Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -47-
Section 8.07     Required Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -47-
Section 8.08     UCC Search Report. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -48-
Section 8.09     Noncompetition Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -48-
Section 8.10     Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -48-
Section 8.11     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -48-
Section 8.12     Escrow Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -49-
Section 8.13     Approval of Counsel. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -49-
Section 8.14     Other Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -49-

ARTICLE IX       CONDITIONS TO OBLIGATIONS OF SELLERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -49-

Section 9.01     Representations and Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -50-
Section 9.02     Performance of Covenants, Agreements and
                 Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -50-
Section 9.03     Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -50-
Section 9.04     Prohibitions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -50-
Section 9.05     Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -51-
Section 9.06     Opinions of Buyer's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -51-
Section 9.07     H-S-R  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -51-
Section 9.08     Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -51-
Section 9.09     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -51-
Section 9.10     Approval of Counsel to the Sellers, PVF and
                 Jemison. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -51-
Section 9.11     Other Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -51-

ARTICLE X        TRANSFERS OF BUYER'S COMMON STOCK; REGISTRATION
                 RIGHTS; RULE 144 AND RULE 144(k) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -52-

Section 10.1     Transfers of Buyer Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -52-
Section 10.2     Registration for Resale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -52-
Section 10.3     Demand Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -53-
Section 10.4     Piggyback Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -53-
Section 10.5     Filings; Registration Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -54-
Section 10.6     Rule 144; Removal of Legends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -59-
Section 10.7     Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -60-
Section 10.8     Cooperation of Sellers, PVF and Jemison  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -60-

ARTICLE XI       INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -61-

Section 11.01    Indemnification by the Sellers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -61-
Section 11.02    Indemnification by the Buyer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -62-
Section 11.03    Survival of Obligation to Indemnify. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -62-
Section 11.04    Notice and Procedure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -63-
Section 11.05    Limitation on Indemnification
                 Obligation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -64-
Section 11.06    Indemnification Exclusive Remedy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -64-
Section 11.07    Nature of Liability of Sellers, PVF and

                 Jemison  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -64-
Section 11.08    Waiver of Bulk Sales and Indemnity.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -64-
Section 11.09    No Consequential Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -65-
Section 11.10    Right of Set-Off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -65-

ARTICLE XII      CONDUCT OF THE PARTIES AFTER CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -65-

Section 12.01    Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -65-
Section 12.02    Access to Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -66-
Section 12.03    Manufacturers' and Suppliers' Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -66-
Section 12.04    Use of License Tags. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -66-
Section 12.05    Use of Name. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -67-
Section 12.06    Collection and Disposition of Accounts and
                 Noters Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -67-
Section 12.07    Maintenance of Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -67-

ARTICLE XIII     EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -67-

Section 13.01    Transactional Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -67-

ARTICLE XIV      TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -67-

Section 14.01    Termination by Mutual Consent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -67-
Section 14.02    Termination Due to Casualty or Condemnation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -68-
Section 14.03    Termination Attributable to Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -68-
Section 14.04    Termination Due to Failure to Satisfy
                 Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -68-

ARTICLE XV       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -69-

Section 15.01    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -69-
Section 15.02    Assignability and Parties in Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -69-
Section 15.03    Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -70-
Section 15.04    Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -70-
Section 15.05    Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -70-
Section 15.06    Complete Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -70-
Section 15.07    Modifications, Amendments and Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -71-
Section 15.08    Interpretation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -71-
Section 15.09    Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -71-
Section 15.10    Time of Essence. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -71-
Section 15.11    Gender, Number.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -71-
Section 15.12    Exhibits and Schedules.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -71-
Section 15.13    Definition of Sellers', PVF's and Jemison's
                 Knowledge. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -72-
Section 15.14    Definition of Buyer's Knowledge. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -72-
Section 15.15    No Benefit to Others.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -72-
Section 15.16    Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -72-
Section 15.17    Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -72-
Section 15.18    Survival of Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -73-
Section 15.19    Recitals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -73-

                             SCHEDULES AND EXHIBITS


Schedules                                                   Description
- ---------                                                   -----------
Schedule 1.01(a)  . . . . . . . . . . . . . . . . . . .     Fixed Assets
Schedule 1.01(d)  . . . . . . . . . . . . . . . . . . .     Intellectual Property
Schedule 1.01(g)  . . . . . . . . . . . . . . . . . . .     Real Property
Schedule 1.02(a)  . . . . . . . . . . . . . . . . . . .     Trade Payables, Etc.
Schedule 1.02(b)  . . . . . . . . . . . . . . . . . . .     Assumed Leases
Schedule 1.02(c)  . . . . . . . . . . . . . . . . . . .     Other Contracts
Schedule 1.02(g)  . . . . . . . . . . . . . . . . . . .     Bank Indebtedness
Schedule 1.02(i)  . . . . . . . . . . . . . . . . . . .     Other Notes Payable
Schedule 4.12 . . . . . . . . . . . . . . . . . . . . .     Buyer's Financial Statements
Schedule 4.13 . . . . . . . . . . . . . . . . . . . . .     No Changes - Exceptions
Schedule 5.03 . . . . . . . . . . . . . . . . . . . . .     Validity of Transactions -Exceptions
Schedule 5.07 . . . . . . . . . . . . . . . . . . . . .     Condition of and Title to Assets
Schedule 5.08 . . . . . . . . . . . . . . . . . . . . .     Material Contracts
Schedule 5.09 . . . . . . . . . . . . . . . . . . . . .     Assumed Leases and Contracts
Schedule 5.10 . . . . . . . . . . . . . . . . . . . . .     Concerning the Real Property
Schedule 5.11 . . . . . . . . . . . . . . . . . . . . .     Buildings, Structures, Etc.
Schedule 5.12 . . . . . . . . . . . . . . . . . . . . .     PVF's and Sellers' Financial
                                                            Statements
Schedule 5.13 . . . . . . . . . . . . . . . . . . . . .     Certain Tax Matters
Schedule 5.15 . . . . . . . . . . . . . . . . . . . . .     Litigation: Compliance with Laws
Schedule 5.16 . . . . . . . . . . . . . . . . . . . . .     Permits and Licenses
Schedule 5.17 . . . . . . . . . . . . . . . . . . . . .     Intellectual Properties
Schedule 5.19 . . . . . . . . . . . . . . . . . . . . .     Labor Matters
Schedule 5.21 . . . . . . . . . . . . . . . . . . . . .     Employee Compensation

Schedules                                                   Description
- ---------                                                   -----------
Schedule 5.22 . . . . . . . . . . . . . . . . . . . . .     No Changes - Exceptions
Schedule 5.23 . . . . . . . . . . . . . . . . . . . . .     Affiliates' Assets, Leases, etc.
Schedule 5.24 . . . . . . . . . . . . . . . . . . . . .     Insurance Coverages
Schedule 5.25 . . . . . . . . . . . . . . . . . . . . .     Environmental Matters
Schedule 5.26 . . . . . . . . . . . . . . . . . . . . .     Customers and Supplies
Schedule 5.27 . . . . . . . . . . . . . . . . . . . . .     Employee Benefit Plans
Schedule 5.29 . . . . . . . . . . . . . . . . . . . . .     Investment Information
Schedule 5.32 . . . . . . . . . . . . . . . . . . . . .     Accounts Receivable - Exceptions
Schedule 6.01 . . . . . . . . . . . . . . . . . . . . .     Activities Prior to Closing -
                                                            Exceptions
Schedule 6.10 . . . . . . . . . . . . . . . . . . . . .     Exclusivity
Schedule 15.13  . . . . . . . . . . . . . . . . . . . .     Seller's Knowledge


Exhibits                                                Description
- --------                                                -----------
Exhibit 2.01(i) . . . . . . . . . . . . . . . . . . .   Promissory Note
Exhibit 2.01(iii) . . . . . . . . . . . . . . . . . .   Accountants' Review Procedures
Exhibit 2.03  . . . . . . . . . . . . . . . . . . . .   Consignment Agreement
Exhibit 3.02  . . . . . . . . . . . . . . . . . . . .   Assignment and Assumption
                                                        Agreement
Exhibit 3.03(a) . . . . . . . . . . . . . . . . . . .   Bill of Sale
Exhibit 3.04(a) . . . . . . . . . . . . . . . . . . .   Noncompetition Agreements
Exhibits 3.04(d)(1 through 5) . . . . . . . . . . . .   Affiliate Leases
Exhibit 3.04(e) . . . . . . . . . . . . . . . . . . .   Employment Agreement
Exhibit 8.03  . . . . . . . . . . . . . . . . . . . .   Certificate of Sellers, PVF and
                                                        Jemison
Exhibit 8.12  . . . . . . . . . . . . . . . . . . . .   Escrow Agreement
Exhibit 9.03  . . . . . . . . . . . . . . . . . . . .   Certificate of Buyer

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made this 27th day of March, 1996, by and among HUGHES SUPPLY, INC., a Florida corporation (hereinafter referred to as the "Buyer"), JEMISON INVESTMENT CO., INC., a Delaware corporation ("Jemison"), PVF HOLDINGS, INC., a Delaware corporation ("PVF"), SOUTHWEST STAINLESS, INC., a Texas corporation ("Southwest"), MULTALLOY, INC., a New Jersey corporation formerly known as COASTLINE PRODUCTS, INC. ("Multalloy NJ"), MULTALLOY, INC., a Texas corporation ("Multalloy TX"), and HOUSTON PRODUCTS & MACHINE, INC., a Texas corporation ("HPM") (Southwest, Multalloy NJ, Multalloy Tx, and HPM are hereinafter sometimes collectively referred to as the "Sellers" and sometimes individually as a "Seller"). The Buyer, Sellers, Jemison and PVF are sometimes referred to collectively herein as the "parties" or individually as a "party."


                              W I T N E S S E T H:

         WHEREAS, Jemison owns 80.5% of the issued and outstanding common stock and 100% of the issued and outstanding preferred stock of PVF; and

         WHEREAS, PVF and the Sellers, its wholly owned subsidiaries, are engaged in the business of distributing stainless steel and other metal alloy products (the "Business"); and

         WHEREAS, Sellers desire to sell or cause to be sold to Buyer, and Buyer wishes to purchase from Sellers, substantially all of the assets, properties and business of the Sellers, upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual promises, covenants, representations, warranties, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement do hereby agree as follows:

                                   ARTICLE I

                          SALE AND PURCHASE OF ASSETS

         Section 1.01 Assets to be Acquired. Subject to the terms and conditions set forth herein, on the Closing Date (as set forth in Section 3.01), the Sellers shall sell, assign, transfer, convey and deliver to the Buyer, free and clear of all mortgages, deeds of trust, pledges, liens, conditional sales agreements, leases, lease-purchase agreements, security interests, restrictions, encumbrances, and options (hereafter collectively referred to as "Encumbrances"), except as approved by Buyer pursuant to Section
6.08 and as set forth on SCHEDULE 5.07 attached hereto, and the

Buyer shall purchase, acquire and accept from the Sellers, all of the Sellers' right, title and interest in and to the following assets of the Sellers which are utilized in the Business, whether real, personal or mixed, and whether tangible or intangible (hereafter collectively referred to as the "Purchased Assets"):

                 (a) Fixed Assets. All machinery, equipment, Rolling Stock, fixtures and leasehold improvements (but only to the extent owned by Sellers), tools, furniture, furnishings, signs, displays and other fixed assets, in each case owned by the Sellers as of the Effective Time, including, without limitation, computer hardware and software, licenses covering software, and those assets more particularly described in SCHEDULE 1.01(A) attached hereto (the fixed assets to be purchased by the Buyer are hereafter collectively referred to as the "Fixed Assets");

                 (b) Inventory. All merchandise, inventory and other products held for sale to customers as of the Effective Time (the foregoing items to be purchased by the Buyer are hereafter collectively referred to as the "Inventory");

                 (c) Supplies. All supplies as of the Effective Time, including, without limitation, all fuel, petroleum products, tires, parts, product labels, packaging materials, sacks, bags, containers, shop supplies, office supplies and cleaning supplies owned by the Sellers as of the Effective Time (the supplies to be purchased by the Buyer are hereafter collectively referred to as the "Supplies");

                 (d) Intellectual Property. All trademarks, patents, service marks, copyrights and trade names (including the names of the Sellers identified in the preamble hereto or any variation thereof) owned by Sellers as of the Effective Time, including, without limitation, those set forth in
SCHEDULE 1.01(D) attached hereto, all of the intrinsic goodwill associated therewith, and any applications therefor or registrations thereof (hereafter referred to as the "Intellectual Property");

                 (e) Other Promotional Rights. All marketing or promotional designs, brochures, advertisements, concepts, literature, books, media rights, rights against any other Person in respect of any of the foregoing and all other promotional properties (hereafter collectively referred to as the "Promotional Rights"), in each case exclusively used or useful or developed or acquired by the Sellers for use in connection with the ownership and operation of the Purchased Assets;

                 (f) Accounts Receivable. All of the Sellers' accounts receivable and miscellaneous receivables as of the Effective Time and the proceeds thereof after the Effective Time resulting from the operations of the Sellers (hereinafter referred to as the "Accounts Receivable");

                 (g) Real Property. All of Sellers' interest in the real property operated or utilized in the conduct of the Sellers' operations reflected as owned (the "Real Property") in the most recent audited Financial Statements (as defined in Section 5.12), the legal descriptions of which are attached as SCHEDULE 1.01(G) hereto, together with all buildings, structures, improvements and fixtures owned by Sellers and utilized in connection with the Real Property;

                 (h) Assumed Contract Rights. All of Sellers' interest and rights which Sellers may have as of the Effective Time in the Assumed Leases or the Assumed Contracts, Assumed Purchase Orders and Materials Purchase Obligations (all as hereinafter defined);

                 (i) Customer Lists and Other Intangible Assets. All other intangible assets and cash, currency, coins or balances in checking or other demand deposits, securities or money market accounts or other cash equivalents, and deposits with others such as utility deposits in each case owned by the Sellers as of the Effective Time, including, without limitation, all customer lists (the "Customer Lists"), intrinsic goodwill, "know-how," proprietary information and trade secrets, and, to the extent assignable, all suppliers' and manufacturers' warranties (including pending warranty claims), and manuals in Sellers' possession relating to the Purchased Assets;

                 (j) Sellers' Prepayments and Deposits. All of the Sellers' prepayments and deposits existing as of the Effective Time (including, without limitation, prepaid ad valorem taxes and heavy vehicle highway use taxes but excluding prepaid insurance premiums) (hereafter referred to as the "Sellers' Prepayments");

                 (k) Permits. All Permits (as defined in Section 5.16), to the extent such Permits are transferable, whether or not all action necessary to effect such transfer has been taken prior to the Closing (as defined in Section 3.01);

                 (l) Telephone and Fax Numbers. The right to use the telephone and fax machine numbers (including any mobile telephone numbers) assigned to Sellers and/or their employees, and to each of the Sellers' places of business;

                 (m)      Books and Records.  Except as expressly set forth in
Section 1.03(a), true and correct copies of all papers, documents, computerized databases and records of Sellers exclusively used in the conduct of the Business, including, without limitation, all personnel, labor relations and workers' compensation records relating to employees hired by the Buyer, environmental control records, sales records, marketing records, accounting and financial records, and maintenance records;

                 (n) Claims Relating to Purchased Assets. To the extent assignable, all claims, causes of action, rights of recovery and rights of set-off of every type and kind relating to suppliers' and manufacturer's warranties issued with respect to the Purchased Assets, and all claims, causes of action, rights of recovery and rights of set-off of every type and kind relating to the Assumed Obligations (as defined in Section 1.02), in each case whether accruing before or after the Closing;

                 (o) Other Property and Rights. Unless otherwise expressly excluded above or in Section 1.03, all other property and rights, tangible and intangible, real, personal or mixed, which the Sellers own and which are utilized exclusively in connection with the Business and which exist as of the Effective Time;

                 (p) C.F. Fluid Controls, Inc. All of the outstanding capital stock in C.F. Fluid Controls, Inc., a Texas corporation ("C.F."), constituting 50% of all such stock outstanding, owned by SWS and notes(s) in the principal amount of $349,020 (as of February 29, 1996) payable by C.F. to Southwest. Buyer shall have the option, exercisable by notice to Sellers prior to Closing, to treat the C.F. stock and notes(s) as Excluded Assets in the event Buyer is unable prior to the Closing to reach arrangements with David Jans, the other C.F. stockholder, regarding its future relationship with C.F. that are mutually satisfactory to Buyer and David Jans;

provided, however, that the definition of Purchased Assets shall not include any items defined as Excluded Assets in Section 1.03.

         Section 1.02 Assumed Obligations. Subject to the terms and conditions set forth herein, on the Closing Date, the Buyer shall assume, pay and discharge in full when due all of the liabilities and obligations of the Sellers with respect to which any of the Sellers have provided an accrual on their books and records as of the Effective Time, and shall further assume, pay and discharge in full when due all of the liabilities and obligations under the following leases, contracts, purchase orders and liabilities of the Sellers (hereafter collectively referred to as the "Assumed Obligations"):

                 (a) Trade Payables, Other Payables, and Accrued Expenses. All (i) trade and other accounts payable as of the Effective Time, (ii) accrued but unpaid compensation, payroll and withholding taxes relating to Sellers' employees as of the Effective Time and (iii) other accrued expenses reflected on the Closing Date Balance Sheet (hereinafter defined), including those described in SCHEDULE 1.02(A), as of the Effective Time, presently expected to include all accruals except intercompany accounts, bonus accruals, insurance payables, dividends payable, accrued franchise taxes and income taxes payable;

                 (b) Leases. The leases (other than the Affiliate Leases described in Section 3.04(d)) relating to the Sellers' facilities (the "Real Estate Leases"), as well as all operating leases and capital leases for machinery and equipment, all as described in SCHEDULE 1.02(B) (hereafter collectively referred to as the "Assumed Leases");

                 (c)      Other Contracts.  The material contracts described in
Section 5.08 (except as expressly excluded in Section 5.08), all other contracts which do not meet the materiality criteria in Sections 5.08(a), (b), and (c), and the contracts described in SCHEDULE 1.02(C) (hereafter referred to as the "Assumed Contracts");

                 (d) Open Customer Purchase Orders. The Sellers' obligations to deliver products to customers who have placed orders with the Sellers for products which have not been delivered as of the Effective Time, including all customer purchase orders and contracts relating thereto (hereafter referred to as the "Assumed Purchase Orders");

                 (e) Customer Deposits and Prepayments. All deposits and prepayments received from customers relating to Inventory to be delivered after the Effective Time (referred to herein as the "Customer Deposits");

                 (f) Purchase Obligations. Any obligation of the Sellers to purchase materials, supplies or inventory which were ordered by the Sellers prior to the Effective Time and not delivered to the Sellers prior to the Effective Time (hereafter referred to as the "Materials Purchase Obligations");

                 (g) Bank Indebtedness. All bank indebtedness identified in SCHEDULE 1.02(G) hereto, which indebtedness shall not exceed Thirteen Million Dollars ($13,000,000) at Closing;

                 (h) Product Warranties. All obligations of Sellers for product warranty and return items by customers of Sellers; and

                 (i) Other Notes Payable. The Sellers' obligations under the other notes described in SCHEDULE 1.02(I).

         Except as otherwise expressly set forth in this Section 1.02, the Buyer shall have no responsibility for any of the Sellers' obligations (including contracts, leases, purchase orders and liabilities of any type, kind or nature), whether fixed, accrued, contingent or otherwise, and whether arising in contract, in tort, by operation or violation of law, or otherwise, and all such obligations shall remain with the Sellers and are herein referred to as the "Excluded Obligations." Without limiting the generality of the foregoing, it is hereby agreed that Buyer is not assuming any liability and shall have no obligation with respect to any liability or obligation of the Sellers (i) in respect of any current and deferred federal and state income and franchise tax liabilities, any intercompany accounts or notes payable (except with respect to rental of real estate) by or to any of the Sellers or any Affiliate of Sellers, liability for any insurance premiums payable, any liability for dividends payable, or any liability under PVF's Performance Stock Plan or (ii) in respect of employees of Sellers terminated prior to the Effective Time who do not become employees of Buyer, or (iii) except as otherwise provided in this Section 1.02 and Section
11.02 hereto, arising out of any action, suit or proceeding based upon an event occurring or a claim arising (x) prior to the Effective Time or (y) after the Effective Time in the case of claims and attributable to acts performed or omitted by Sellers prior to the Effective Time.

         Section 1.03 Excluded Assets. The "Purchased Assets" shall not include any of the Sellers' rights, privileges, title or interest in any of the following assets (hereafter referred to as the "Excluded Assets"):

                 (a) Books and Records. All of the original copies of the Sellers' books and records referred to in Section 1.01(m) hereof and all of the Sellers' minute books, stock books, tax returns and books and records directly relating to the Excluded Assets and the Excluded Obligations, all personnel, labor relations and workers' compensation records relating to the Sellers' employees who are not hired by the Buyer;

                 (b) Claims Against Third Parties. Any claim of the Sellers against any Person unless such claim is a Purchased Asset under Section 1.01(n) hereof;

                 (c) Prepaid Expenses. Prepaid expenses not assignable to Buyer, prepaid insurance premiums, and any claim for refund of prepaid insurance premiums, it being understood and agreed that the Sellers may cancel all policies insuring the Purchased Assets as of the Effective Time upon the first to occur of (i) three (3) business days after the Closing or (ii) notification that Buyer's insurance has become effective;

                 (d) Rights Hereunder. All rights and claims of the Sellers under this Agreement;

                 (e) Certain Intangible Assets. The capitalized costs, as reflected in the Closing Date Balance Sheet, for goodwill, non-compete, deferred organization costs, deferred legal and commitment fees, deferred income taxes and memberships and the capital stock of Southwind Steel Corporation, an Alabama corporation;

                 (f) Contracts not Assigned. All rights of the Sellers in, to and under those leases, purchase orders, contracts and other agreements not being assigned to the Buyer pursuant to Section 1.01; and

                 (g) Other Excluded Assets. Notwithstanding anything to the contrary contained herein, the Sellers shall retain all intercompany accounts or notes receivable due from any Seller or from any Affiliate of Sellers (except those arising out of the rental of real estate), federal and state income tax credits and tax refund claims.


                                   ARTICLE II

                PURCHASE PRICE; POST-CLOSING ADJUSTMENT; ESCROW;
                            CONSIGNMENT; ALLOCATIONS

         Section 2.01 Purchase Price and Payment. In consideration of the sale and purchase contemplated herein, the Buyer shall assume or pay the Assumed Obligations as herein provided and the Sellers shall receive the Adjusted Purchase Price (as defined in Section 2.01(iv)) which shall be determined and paid as follows:

                 (i) Base Price. At Closing, the Buyer shall pay Sellers the aggregate sum of Ninety Three Million Dollars ($93,000,000) (the "Base Price"), payable as follows: (a) Seventy-Four Million Four Hundred Thousand Dollars ($74,400,000) in cash, payable by a wire transfer of immediately available funds to a bank account to be designated in writing by Sellers prior to Closing; provided, however, that if Buyer has not closed the SunTrust Financing (defined in Section 2.01(ii) below) and has not received at least Thirty Million Dollars ($30,000,000) of proceeds from the sale of Securities (defined in 2.01(ii) below) prior to the Closing Date, the Buyer may elect to deliver to Sellers at the Closing the Buyer's promissory note (the "Promissory Note") payable to Sellers in the principal amount of Thirty Million Dollars ($30,000,000) in the form attached hereto as Exhibit 2.01(i) and Forty-Four Million Four Hundred Thousand Dollars ($44,400,000) in cash payable by a wire transfer of immediately available funds to said bank account designated by Sellers, and (b) 669,956.42 shares of Common Stock, at an agreed value of $27.763 per share, being an aggregate agreed value of Eighteen Million Six Hundred Thousand Dollars ($18,600,000), 334,978 shares of which (the "Escrowed Shares") shall be delivered to the Escrow Agent (defined in Section 2.02). The Base Price shall be increased or decreased to the extent necessary for the determination of the Adjusted Purchase Price, as hereinafter provided.

                 (ii) Sale of Securities; Approval of Promissory Note. Buyer shall use its best efforts to sell $30,000,000 or more of Common Stock (the "Securities") and to consummate the SunTrust Capital Markets, Inc. financing on substantially the terms set forth in Exhibit 2.01(ii) hereto (the "SunTrust Financing"), as promptly as practicable after the date of this Agreement. The Promissory Note, if issued to Sellers at Closing, shall be paid in full immediately after Buyer receives $30,000,000 of proceeds from the sale of the Securities or the SunTrust Financing. If Securities sufficient to pay off the Promissory Note are not sold by Buyer, of if the SunTrust Financing is not closed, then Buyer shall use its best efforts to obtain financing from other sources to pay off the Promissory Note as promptly as practicable after Closing. Execution and delivery of the Promissory Note by Buyer is subject to prior approval by the lenders under that certain Revolving Credit and Line of Credit Agreement dated May 28, 1993, as amended ("Credit Agreement"), and the provisions of the Promissory Note providing for its subordination to the indebtedness under the Credit Agreement shall be subject to the mutual agreement of Sellers and the lenders under the Credit Agreement prior to Closing, and if such approval or mutual agreement is not obtained or reached prior to Closing, the Buyer shall pay Sellers $30,000,000 cash in lieu of the Promissory Note.

                 (iii) Closing Date Financial Statements. Jemison will cause PVF to prepare consolidated financial statements (consisting of a balance sheet, a statement of income and retained earnings, and a statement of cash flows, but excluding footnotes) of PVF and Sellers as of the Closing Date and have such financial statements (the "Closing Date Financial Statements") subjected to the procedures described in Exhibit 2.01(iii) hereto attached to be performed by Deloitte & Touche LLP (the "Sellers' Accountants") and with Price Waterhouse LLP (the "Buyer's Accountants"). The Closing Date Financial Statements shall be prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied in the preparation of the Financial Statements referred to in Section 5.12, except to the extent qualified by the procedures referred to above. The consolidated balance sheet ("Closing Date Balance Sheet") included in the Closing Date Financial Statements, after adjustments for balance sheet Excluded Assets and balance sheet Excluded Obligations as contemplated by Section 2.01(v), shall be used as the basis from which to determine the Adjusted Purchase Price pursuant to Section 2.01(iv). The costs associated with the procedures performed by Sellers' Accountants shall be borne by Sellers and such costs referable to Buyer's Accountants shall be borne by Buyer. Sellers shall use reasonable efforts to complete and deliver to Buyer the Closing Date Financial Statements no later than sixty (60) days after the Closing Date. If Buyer, within ten (10) days after its receipt of the Closing Date Financial Statements, disagrees with such financial statements, Buyer shall notify Sellers in writing of the details of such disagreement. If Buyer and Sellers are unable to resolve such disagreement within ten (10) days after such notice to Sellers, the Buyer's Accountants and the Sellers' Accountants shall choose an unrelated firm of independent certified public accountants of recognized national standing within ten (10) days thereafter to resolve such dispute. Such unrelated firm shall resolve any such dispute within thirty (30) days after its engagement and its decision shall be final and binding on all parties. The fees and expenses of any such unrelated firm of accountants shall be shared equally by Sellers and Buyer.

                 (iv) Adjusted Purchase Price. The Base Price shall be increased or decreased, thus resulting in the "Adjusted Purchase Price", as follows: If the Net Assets Amount (defined in Section 2.01(v)) is less than $32,425,000, there shall be a corresponding decrease in the Base Price by such difference. If the Net Assets Amount is greater than $32,425,000, there shall be a corresponding increase in the Base Price by such difference.

                 (v) Net Assets Amount. The amount of the Net Assets (hereinafter defined) shall be determined as of the Closing Date (the "Net Assets Amount"). The Net Assets Amount shall be the difference between Purchased Assets and Assumed Obligations to the extent reflected in the Closing Date Balance Sheet (which shall not include or take into account any Excluded Assets or Excluded Obligations reflected in the Closing Date Balance Sheet), and after further adjustments pursuant to (a), (b) and (c) below. Such further adjustments shall take into account:

                          (a) a reduction by the book value, as reflected on
the Closing Date Balance Sheet, of any Non-Qualifying Inventory which Buyer elects not to retain and which Buyer resells and reassigns to Sellers pursuant to Section 2.03;

                          (b) a reduction by the amount, if any, by which
Non-Qualifying Accounts Receivable as of the Non-Qualifying Receivables Determination Date exceeds the allowance for doubtful accounts reflected in the Closing Date Balance Sheet; and

                          (c) an increase by the amount, if any, by which the
allowance for doubtful accounts reflected in the Closing Date Balance Sheet exceeds the amount of Non-Qualifying Accounts Receivable as of the Non-Qualifying Receivables Determination Date.

                 (vi) Non-Qualifying Inventory and Non-Qualifying Accounts and Notes Receivable.

                          (a)     "Non-Qualifying Inventory" shall be (x) those
items of Inventory as of the Closing Date which have had no unit sales for the twelve (12) month period preceding the Closing Date; and (y) those items of Inventory as of the Closing Date in excess of two (2) times the number of items of such Inventory as were sold by the Sellers in the twelve (12) month period immediately preceding the Closing Date, provided all of such items, and not merely those items in excess of two (2) times twelve (12) months' sales of such items, shall be considered "Non-Qualifying Inventory," all of which are identified by Buyer to Sellers in accordance with Section 2.03. Items of Non-Qualifying Inventory to be resold and reassigned to Sellers pursuant to Section 2.03 shall be dealt with pursuant to the terms of the Consignment Agreement.

                          (b)     "Non-Qualifying Accounts and Notes
Receivable" shall be (A) any accounts and notes receivable which are ninety
(90) days or more past due on the date which is ninety (90) days after the Closing Date (the "Non-Qualifying Receivables Determination Date") and which the Buyer elects to reassign and does reassign to the Sellers within ten (10) days after the Non-Qualifying Receivables Determination Date, and (B) any service charges or unissued credits for items included as Accounts Receivable on the Closing Date but which remain uncollected on the Non-Qualifying Receivables Determination Date, which the Buyer elects to reassign to the Sellers.

                 (vii) Final Determination of Adjusted Purchase Price. Within fifteen (15) days after the later of (i) the Non-Qualifying Receivables Determination Date, (ii) the determination of the Non-Qualifying Inventory to be resold and reassigned to Sellers, or (iii) the final resolution of any dispute between Buyer and Sellers concerning the Net Assets Amount, the Sellers shall determine, and give written notice to the Buyer of, the Adjusted Purchase Price. If Buyer disagrees with the determination by Sellers of the Adjusted Purchase Price, Buyer shall give Sellers written notice within ten (10) days after Buyer's receipt of Sellers' notice of the details of such disagreement, and such dispute will be resolved in the manner provided for in the last three sentences of Section 2.01(iii). Upon final determination of the Adjusted Purchase Price as herein provided, Sellers and Buyer shall give written notice thereof to the Escrow Agent.

                 (viii) Adjusted Purchase Price Settlement. Within ten (10) days after final determination of the Adjusted Purchase Price as provided in
Section 2.01(vii), either Buyer or Sellers, as the case may be, shall make the following payments and deliveries:

                          (a)     To the extent that the Adjusted Purchase
Price exceeds the Base Price, the Buyer shall pay and deliver to the Sellers, in the form of 80% cash and 20% Common Stock at $27.763 per share, the excess of the Adjusted Purchase Price over the Base Price; provided, however, that to the extent that Common Stock issued to Sellers pursuant to Section 2.01(i) and this paragraph (a) would exceed in the aggregate 9.9% of the total outstanding shares of Common Stock in Buyer, such excess number of shares shall be settled by payment in cash of an amount equal to $27.763 times said number of excess shares.

                          (b)     To the extent that the Base Price exceeds the
Adjusted Purchase Price, the Sellers shall pay and surrender to the Buyer, in the form of 80% cash and 20% Common Stock at $27.763 per share, the excess of the Base Price over the Adjusted Purchase Price.

                          (c)     The cash portion of the adjustment amount
under either (a) or (b) above shall bear interest at 6% per annum from the Closing Date to date of payment, and the total cash payment shall be by wire transfer of immediately available funds to an account designated prior to the post-Closing settlement date by either Buyer or Sellers, as the case may be.

                 (ix) Concerning Indemnification Under Article XI. All cash and Common Stock required to be paid and surrendered by Sellers to Buyer under Section 2.01(viii) shall not be subject to the indemnity limitations of Sellers, PVF and Jemison set forth in Section 11.05 and represent an additional obligation of the Sellers, PVF and Jemison under this Agreement.

         Section 2.02 Escrowed Shares. The Escrowed Shares shall be delivered at Closing to Maguire, Voorhis & Wells, P.A., as escrow agent (the "Escrow Agent"), under the Escrow Agreement referred to in Section 8.12. The Escrowed Shares shall be held as security for Sellers obligations under Section 2.01(viii)(b) above.

         Section 2.03     Consignment of Non-Qualifying Inventory.  Within five
(5) days after the later of the date on which the Buyer and Sellers have agreed upon and accepted the Closing Date Financial Statements, or the final resolution of any dispute between the parties with respect thereto, as provided in Section 2.01(iii), the Buyer shall notify Sellers of the items, if any, of Non-Qualifying Inventory which Buyer elects to retain and treat as Inventory and those items it has elected to treat as Non-Qualifying Inventory for purposes of this Agreement, whereupon the Buyer shall resell and reassign to Sellers such Non-Qualifying Inventory (the "Resold Inventory"). At the post-Closing settlement referable to the Adjusted Purchase Price pursuant to
Section 2.01(viii), Buyer shall execute and deliver an appropriate bill of sale (transferring only that title received by Buyer from Sellers) reselling and reassigning the Resold Inventory to Sellers and the Resold Inventory shall be dealt with pursuant to the terms and provisions of the Consignment Agreement attached hereto as EXHIBIT 2.03, which Buyer and Sellers shall execute and deliver.

         Section 2.04 Allocation of Purchase Price. Each party agrees to report the purchase and sale contemplated herein on Internal Revenue Service Form 8594 and to mutually agree on the allocation of the consideration being paid by the Buyer for the Purchased Assets and for all other federal and state tax purposes in accordance with such allocation and within the applicable time periods required for such reporting. The written instrument of this allocation will be attached at Closing. In the event that Sellers and the Buyer shall be unable to agree on the allocation of such consideration, then such dispute will be resolved in the same manner as disputes concerning the Closing Date Financial Statements will be resolved in Section 2.01(iii).

         Section 2.05 No Fractional Shares; Fractional Cents. No fractional shares of Common Stock will be issued to Sellers hereunder. The number of shares of Common Stock which would otherwise have been made in a fractional share interest will be paid in cash by the Buyer based upon $27.763 per share of Common Stock. In computing the amount of any payment to the Sellers under the terms of this Agreement, any fractional cents will be disregarded.



                                  ARTICLE III


                        CLOSING; DOCUMENTS OF CONVEYANCE

         Section 3.01 Closing. Subject to the satisfaction of the conditions set forth in Articles VIII and IX, the purchase and sale contemplated hereby shall be consummated at a closing (referred to herein as the "Closing") to be held at the offices of Johnston, Barton, Proctor & Powell, 2900 AmSouth/Harbert Plaza, 1901 Sixth Avenue North, Birmingham, Alabama, starting at 10:00 a.m. local time on May 13, 1996, or at such other location, or such earlier or later date or time as the parties may mutually agree. The date the Closing occurs is referred to herein as the "Closing Date". The purchase and sale shall be deemed effective for all purposes as of the opening of business on the Closing Date (the "Effective Time").

         Section 3.02 Assignment and Assumption Agreements. At the Closing, the Buyer and the Sellers shall execute and deliver to each other instruments of assignment and assumption, in form and content reasonably acceptable to counsel for the Buyer and the Sellers, pursuant to which the Sellers shall assign to Buyer its rights in certain of the Purchased Assets (to the extent legally transferable to Buyer) and the Buyer shall assume all Assumed Obligations. The instruments of assignment and assumption are hereafter collectively referred to as the "Assignment and Assumption Agreements," one of which shall be in the form of EXHIBIT 3.02 attached hereto.

         With respect to the Real Estate Leases, the Sellers shall also use reasonable efforts to deliver to the Buyer copies of the landlord consents to the assignment of such leases to the Buyer and such landlord estoppel certificates and non-disturbance agreements as the Buyer or the Buyer's lenders may reasonably request, and Buyer shall reasonably cooperate with Sellers and such landlords in obtaining such consents and other documents. If any landlord's consent is only obtainable upon Buyer's agreement to rental or other financial concessions, Sellers shall have the option to make a reimbursement payment to Buyer as an adjustment to the Base Price in an amount equal to the present value of such financial concessions discounted at a rate equal to the Prime Rate published daily in The Wall Street Journal. If Sellers do not elect to make such reimbursement payment to Buyer, or if the consents cannot be obtained for reasons unrelated to a lessor's demand for rental or other financial concessions, then Sellers shall cause the operations of Sellers at that location to be transferred to another facility of comparable size and suitability and equivalent rental for lease by Buyer, and Sellers shall bear all expenses related to such relocation and to the renovation of the new leased premises. Such relocation shall be completed not later than ninety (90) days following the Closing Date.

         With respect to the Assumed Contracts, the Sellers shall also use reasonable efforts to deliver to the Buyer copies of the consents by the other parties thereto to the assignment of the Assumed Contracts. The Buyer shall reasonably cooperate with Sellers in obtaining all such consents and other documents.

         Section 3.03 Other Instruments of Conveyance. At the Closing, the Sellers shall execute and/or deliver to the Buyer the following instruments of conveyance (hereafter referred to as the "Other Instruments of Conveyance"):

                 (a) A bill of sale conveying the Purchased Assets (including all assignable manufacturers' and other warranties relating thereto) (the "Bill of Sale") to the Buyer, in the form attached hereto as EXHIBIT 3.03(A).

                 (b) Certificates of title relating to the titled Rolling Stock, duly endorsed for transfer to the Buyer;

                 (c) General Warranty Deeds conveying good and marketable record title to the Real Property and improvements thereon at each of the Locations, together with Title Insurance thereon;

                 (d) An assignment of all other Purchased Assets (including, without limitation, the Sellers' Prepayments); and

                 (e) Such other instruments as may be reasonably requested by the Buyer to convey the Purchased Assets or any part thereto to the Buyer or to transfer any transferable Permits to the Buyer.

All Other Instruments of Conveyance shall be in form and content reasonably acceptable to counsel for the Buyer and the Sellers.

         Section 3.04 Other Deliveries at Closing. At the Closing, in addition to the instruments described in Sections 3.02 and 3.03, the following documents shall be executed and the following deliveries shall be made:

                 (a) The Sellers shall use reasonable efforts to deliver to Buyer (i) a sales tax status certificate issued by the appropriate regulatory authorities in each state where Sellers file sales tax returns, dated not less than five (5) days prior to the Closing Date, indicating that all sales taxes required to be paid by the Sellers as of such date have been paid (provided, however, that if the Sellers cannot or do not deliver said certificate, the Sellers shall indemnify the Buyer for any sales tax matters pursuant to a separate indemnification agreement), (ii) the Noncompetition Agreements in the form attached hereto as EXHIBIT 3.04(A), and (iii) all certificates and opinions required by Article VIII, except such as may be expressly waived in writing by the Buyer;

                 (b) The Buyer shall deliver to the Sellers (1) the Base Price in the manner and form described in Section 2.01(i); (2) a copy of the Buyer's blanket certificate of resale; and (3) all certificates required by
Article IX, except such as may be expressly waived in writing by Sellers.

                 (c) The Escrowed Shares shall be delivered to the Escrow Agent pursuant to Section 2.02.

                 (d) The Buyer shall enter into and execute lease agreements, as lessee, in the form attached hereto as EXHIBITS 3.04(D)(1-5) with certain Affiliates of Sellers identified in EXHIBITS 3.04(D)(1-5) covering five (5) parcels of real estate and improvements thereon owned by such Affiliates and used by Sellers in the operation of the Business (the "Affiliate Leases").

                 (e) Buyer and Michael L. Stanwood shall execute and deliver an Employment Agreement in substantially the form attached hereto as
EXHIBIT 3.04(E).

         Section 3.05 Allocation of Closing Costs. At or promptly after the Closing, (a) the Buyer shall pay in a timely manner all documentary stamp taxes, if any, on the shares of Common Stock and the Promissory Note, (b) the Sellers shall pay all sales taxes and transfer fees relating to the Purchased Assets (including transfer fees, title insurance and recording costs related to the Real Property), and the transfer of the certificates of title described in
Section 3.03(b), and (c) Buyer shall pay for the issuance of new license tags for the Rolling Stock. Except as otherwise provided in this Agreement, each party shall be responsible for and bear all of its own transactional costs and charges relating to the purchase and sale contemplated herein.

         Section 3.06 Prorations at Closing. All ad valorem taxes, general and special real property taxes, and special district levies and assessments, if any, relating to the Purchased Assets and the property covered by the Affiliate Leases for the 1996 calendar year (or current fiscal year, as applicable) shall be allocated as of the Closing Date based on the Sellers' 1995 tax bills (with any subsequent adjustment to be paid by the appropriate party once the 1996 tax bills are delivered).

         Section 3.07 Transfer of Possession. Simultaneously with the Effective Time, the Sellers shall give the Buyer full possession and enjoyment of the Purchased Assets and all risk of loss with respect thereto.

         Section 3.08 Termination and Related Employee Matters. On the Closing Date as of the Effective Time, Buyer shall employ all of the employees of Sellers at substantially the same salary or wage levels in effect as of the Effective Time (except for key employees who are parties to employment agreements with Buyer). Buyer shall be solely responsible for, and shall indemnify Sellers with respect to, (i) payroll, vacation pay, sick leave and severance payments, if any, to be paid to such employees for any period prior to the Effective Time to the extent accrued for on the Closing Date Balance Sheet, and (ii) any liability to such employees under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101, et seq., or other applicable laws or regulations for any period prior to the Effective Time. Nothing herein constitutes a promise or agreement by Buyer to provide employment for any employees of Sellers for any period of time after the Effective Time. Buyer shall give each employee of Sellers that it hires credit for past years of service with the Sellers for purposes of calculating such employee's ability to participate in, and benefits under, the Buyer's pension and welfare plans.

         Section 3.09 Utility Services. On the Closing Date or as soon thereafter as practicable, the Sellers and the Buyer will cooperate with each other to arrange to obtain final readings with respect to all electricity, water, telephone, and other utilities serving the Real Property being purchased hereunder and the Leased Real Estate that is the subject of the Assumed Leases and the Affiliate Leases, and to have such services transferred to the Buyer's name immediately thereafter. All unpaid utility charges accrued through the Effective Time shall be paid by the Sellers or accrued for on the Closing Date Financial Statements.

         Section 3.10 Procedure Relating to Motor Vehicles. At the Closing, the Buyer and the Sellers shall execute an affidavit prepared by the Sellers, together with all other documentation required in transferring the certificates of title to the titled motor vehicles (and trailers) included in the Purchased Assets. The affidavit shall identify each such motor vehicle by year, make, model and vehicle identification number and shall set forth the current odometer readings and the purchase price that the parties have mutually agreed to allocate to each such motor vehicle.

         Section 3.11 Other Actions and Instruments. The Buyer and the Sellers shall take such other actions and shall execute and deliver such other instruments, documents and certificates at the Closing as are required by the terms of this Agreement or as may be reasonably requested by the Buyer or the Sellers in connection with the Closing of the transactions contemplated by this Agreement.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         The Buyer makes the following representations and warranties to the Sellers, PVF and Jemison, each of which shall be deemed material (and the Sellers, Jemison and PVF, in executing, delivering and consummating this Agreement, have relied and will rely upon the correctness and completeness of each of such representations and warranties):

         Section 4.01 Organization, Good Standing and Qualification. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. The Buyer is duly qualified to do business and is in good standing in each and every jurisdiction where the failure to qualify or to be in good standing would have a material adverse effect on the consolidated assets, liabilities, financial condition or results of operations of the Buyer (the "Buyer's Material Adverse Effect").

         Section 4.02 Corporate Power and Authority. The Buyer has the requisite corporate power and authority to execute, deliver and perform its obligations under and pursuant to this Agreement, and all documents executed and delivered by Buyer in connection herewith, including, without limitation, the requisite corporate power and authority to acquire the Purchased Assets and assume the Assumed Obligations upon the terms and conditions set forth herein. The execution and delivery of this Agreement and all documents executed and delivered by Buyer in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyer. This Agreement and all documents required under the terms of this Agreement to be executed and delivered by Buyer in connection herewith will be duly executed and upon the execution and delivery thereof will be the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         Section 4.03 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement and all documents executed and delivered in connection herewith, and the consummation of the transactions contemplated hereby, do not and will not (a) contravene any provision of the Articles of Incorporation or the Bylaws of the Buyer, (b) violate, be in conflict with, constitute a default under, result in the termination of, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, and effectiveness of any agreement, contract, commitment, indenture, lease or mortgage applicable to the Buyer, (c) violate any provision of law, rule, regulation, order, license, permit, authorization, or approval to which the Buyer is subject, or (d) violate any judgment, order, writ, prohibition, injunction or decree of any court, governmental body or arbitrator by which the Buyer is bound, except where such contravention, violation, breach or conflict would not, individually or in the aggregate, have a Buyer's Material Adverse Effect.

         Section 4.04 Capitalization. The authorized capital stock of the Buyer consists of 20,000,000 shares of Common Stock, of which 6,817,115 shares of Common Stock were issued and outstanding as of March 27, 1996, and 10,000,000 shares of Preferred Stock, no par value, none of which were outstanding on March 27, 1996. All of such shares of outstanding Common Stock are duly authorized and validly issued, fully paid and nonassessable. The Common Stock to be issued to Sellers under this Agreement shall be duly authorized, and when issued shall be fully paid, non-assessable and free from preemptive rights, options, warrants and rights of others (other than the rights of Sellers or any of their Affiliates).

         Section 4.05 Regulatory Approvals. All consents, waivers, approvals, authorizations and exemptions from governmental entities and other third parties and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer in order to permit the consummation of the transactions contemplated by this Agreement have been obtained and satisfied or will be obtained and satisfied prior to the Closing.

         Section 4.06 Copies of Articles and Bylaws. The copy of the Buyer's Articles of Incorporation and Bylaws (the completeness and accuracy of which will be certified by an authorized officer of the Buyer at Closing) which have been delivered to the Sellers are true, complete and correct and in full force and effect as of the date hereof.

         Section 4.07 Inventory Held for Resale. The Buyer intends to hold the Inventory for resale to customers and for no other purpose.

         Section 4.08 Litigation; Compliance with Laws. (a) To Buyer's knowledge, there is no suit, action, claim, investigation, arbitration, administrative or legal or other proceeding or governmental investigation pending or threatened against the Buyer, which may adversely affect the Buyer in an amount in excess of Five Hundred Thousand Dollars ($500,000), nor (b) to Buyer's knowledge, has the Buyer failed to comply with any law, including without limitation, any ordinance, requirement, regulation, or order applicable to the Buyer, nor (c) to Buyer's knowledge, has the Buyer violated any order, writ, injunction, judgment, or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency, or other instrumentality which was issued against or is pending against the Buyer, which violation might have a Buyer's Material Adverse Effect.

         Section 4.09 Brokers' or Finders' Fees. No broker, Person or firm acting on behalf of the Buyer or under its authority is or will be entitled to any commission, broker's or finder's fee or financial advisory fee from the Buyer in connection with any of the transactions contemplated herein. The Buyer agrees to indemnify the Sellers, PVF and Jemison against, and to hold them harmless from, any claim for brokerage or similar commission or other compensation which may be made against the Sellers, PVF or Jemison by any third party in connection with the transactions contemplated hereby, which claim is based upon any action by the Buyer.

         Section 4.10 Completeness of Disclosure. To Buyer's knowledge, no representation or warranty by the Buyer in this Agreement contains any false or misleading statement of material fact or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

         Section 4.11     Buyer's Filings with SEC.

                 (a) The Buyer is current with all its filings with the Securities and Exchange Commission (the "SEC") and any other securities regulatory agency or governmental body required by the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations promulgated thereunder or any other applicable securities laws, and has complied with all requirements of the New York Stock Exchange and any listing agreement therewith.

                 (b) Buyer has heretofore delivered to the Seller: (i) the annual reports on Form 10-K for its fiscal year ended January 26, 1996 and January 27, 1995; and (ii) all of its other reports, statements, schedules, and registration statements (including exhibits and schedules thereto) filed with the SEC since January 28, 1994 and through the date of this Agreement (the "SEC Filings").

                 (c) As of their respective filing dates, each such report or statement filed pursuant to the Act and the Exchange Act complied with the requirements of the Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         Section 4.12 Financial Statements. The Buyer's financial statements which consist of audited balance sheets, statements of income and retained earnings, and statements of cash flows, and the footnotes thereto, for the years ended January 26, 1996 and January 27, 1995, accompanied by the opinion of the Buyer's independent accountants, are attached hereto as SCHEDULE
4.12 and incorporated by reference herein (such financial statements being referred to herein collectively as the "Buyer's Financial Statements"), and to the Buyer's knowledge, the Buyer's Financial Statements present fairly in all material respects the financial condition of the Buyer on the last day of and the results of operations for the respective periods ended on such dates. To Buyer's knowledge, there are no liabilities or obligations, absolute, fixed or contingent, known or unknown, of the Buyer that are relevant to the Buyer and/or that are required to be disclosed on financial statements prepared in accordance with GAAP, except (x) those reflected in or otherwise provided for in the Buyer's Financial Statements, and (y) those arising in the ordinary course of business since the fiscal year end for the period noted, except as set forth on
SCHEDULE 4.12 attached hereto, none of which either individually or in the aggregate are materially adverse. To Buyer's knowledge, since January 26, 1996, there has been no Buyer's Material Adverse Effect, except for such change as may be caused by completing the transactions contemplated by this Agreement.

         Section 4.13 No Changes. Except as set forth in SCHEDULE 4.13, since January 26, 1996, Buyer has conducted its business only in the ordinary course, and except as specifically contemplated by this Agreement, there has not been:

                 (a)      to Buyer's knowledge, any Buyer's Material Adverse
Effect;

                 (b) any transaction or commitment made, or any contract or agreement entered into, by Buyer or any of its subsidiaries relating to its assets or business (including the lease, acquisition or other disposition of any assets or capital stock of Buyer or other third parties) or any relinquishment by Buyer or any of its subsidiaries of any contract or other right, in either case, material to Buyer and its subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice;

                 (c) any amendment of or change in any material term of the Articles of Incorporation or Bylaws, or in any rights with respect to the Common Stock or any other security or class of capital stock of Buyer; or

                 (d) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Buyer, other than usual quarterly dividends consistent with past practices;

                 (e) any repurchase, redemption or other acquisition by Buyer or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Buyer or any of its subsidiaries;

                 (f) any material change in Buyer's accounting principles, practices or methods;

                 (g) any issuance of any shares, or rights with respect thereto, of its capital stock, any stock split, recapitalization, reorganization or other change in its capitalization, except pursuant to the exercise of options, warrants, conversion rights or other contractual rights existing as of January 26, 1996; or

                 (h) any grant or award of any option, warrant, conversion right or other right not existing on January 26, 1996 to acquire any shares of the capital stock of Buyer, other than employee stock options, stock benefits and stock purchases under any stock option, stock benefit or stock purchase plan existing on January 26, 1996;

                 (i) any merger, consolidation or reorganization involving Buyer or any of its subsidiaries, or any material acquisition or agreement to acquire or be acquired by any Person or other entity that involves Buyer or any of its subsidiaries, or any actual, pending or threatened "change in control" of Buyer, which shall be defined as the acquisition or beneficial ownership by any Person or "group" of Persons (all within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of twenty percent (20%) or more of any class of Buyer's capital stock; or

                 (j) any agreement by Buyer to do any of the things described in this Section 4.13.

         Section 4.14 Financial Position and Information. At the Closing, Buyer will have the funds necessary to (i) purchase the Purchased Assets pursuant to the terms of this Agreement, (ii) provide for the payment, when due, of the debts and liabilities of the Business in the ordinary course of business (except those to be paid, by the terms of this Agreement, by Sellers), and (iii) satisfy all the other obligations of Buyer under this Agreement. Prior to the execution of this Agreement, Buyer has delivered to Sellers evidence that Buyer has commitments, subject to reasonable conditions that may be specified therein, to borrow or otherwise obtain such funds. At the Closing on the Closing Date, Buyer will deliver to Sellers evidence satisfactory to Sellers that Buyer has such commitments and has complied with all the terms and conditions thereof.

         Section 4.15 Reliance. Buyer acknowledges and agrees that it has the capacity, and has taken all steps necessary, to protect its interest in the transactions contemplated by this Agreement, including, without limitation, by investigating and inquiring into the financial position, results of operations, properties, assets, contractual relationships, prospects and all other matters relating to the Business; provided, however, that such investigation shall not relieve Sellers from any liability to Buyer in accordance with the terms and conditions of this Agreement on account of the representations and warranties of Sellers, PVF or Jemison that are expressly set forth herein. Buyer further acknowledges and agrees that there are no other representations, warranties or covenants being made by or on behalf of any of the Sellers, PVF or Jemison in connection with the transactions contemplated by this Agreement, except as expressly set forth herein, and that nothing in this Agreement shall be deemed to constitute a representation by any of the Sellers, PVF or Jemison as to any projections or forecasts regarding any of the Sellers' or the Business' revenues, earnings, business or prospects.


                                   ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF
                            SELLERS, PVF AND JEMISON

                 The Sellers, PVF and Jemison, jointly and severally, each make the following representations and warranties to the Buyer, each of which shall be deemed material (and the Buyer, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties):

         Section 5.01 Organization, Good Standing and Qualification. Each of the Sellers, PVF and Jemison is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation. The Sellers are duly qualified to do business and are in good standing in each and every jurisdiction where the failure to qualify or to be in good standing would have a material adverse effect on the consolidated assets, liabilities, financial condition or results of operations of PVF and the Sellers (the "Sellers' Material Adverse Effect").

         Section 5.02 Corporate Power and Authority. The Sellers, PVF and Jemison have the requisite corporate power and authority to execute, deliver and perform their obligations under and pursuant to this Agreement, and all documents required under the terms of this Agreement to be executed and delivered by them in connection herewith, including, without limitation, the requisite corporate power and authority to sell the Purchased Assets and transfer the Assumed Obligations upon the terms and conditions set forth herein. The execution and delivery of this Agreement, all documents required by the terms of this Agreement to be executed and delivered by Sellers, PVF and Jemison in connection herewith, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Sellers, PVF and Jemison. This Agreement and all documents required under the terms of this Agreement to be executed and delivered by Sellers, PVF and Jemison in connection herewith have been or will be duly executed and upon the execution and delivery thereof will be legal, valid and binding obligations of the Sellers, PVF and Jemison, enforceable against them in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         Section 5.03 Validity of Contemplated Transactions. Except as set forth on SCHEDULE 5.03 attached hereto, the execution, delivery and performance of this Agreement and all documents executed and delivered in connection herewith, and the consummation of the transactions contemplated hereby do not and will not (a) contravene any provision of the Articles of Incorporation or Bylaws of the Sellers, PVF or Jemison, (b) to Sellers' knowledge, violate, conflict with, or constitute a default under, any agreement, contract, commitment, indenture, lease or mortgage, to which the Sellers, PVF or Jemison are a party or by which the Sellers, PVF or Jemison or the Purchased Assets are bound, except where such violation, conflict or default would not result in a Sellers' Material Adverse Effect, (c) to Sellers', PVF's or Jemison's knowledge, violate any material provision of any law, rule or regulation of any governmental authority, administrative body or agency applicable to the Sellers, PVF or Jemison, or (d) violate any judgment, order, writ, prohibition, injunction or decree specifically applicable to the Sellers, PVF or Jemison or the Purchased Assets of which the Sellers, PVF or Jemison have knowledge.

         Section 5.04 Regulatory Approvals. All consents, waivers, approvals, authorizations and exemptions from governmental entities and other material requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Sellers in order to permit the consummation of the transactions contemplated by this Agreement have been obtained or satisfied or will be obtained or satisfied prior to the Closing, except where the failure to obtain or satisfy the same would not have a Sellers' Material Adverse Effect prior to the Closing, or, following the Closing, a Buyer's Material Adverse Effect.

         Section 5.05 Copies of Articles of Incorporation and Bylaws. A copy of the Sellers', PVF's and Jemison's Articles of

Incorporation and Bylaws (the completeness and accuracy of which will be certified by an authorized officer of each corporation at Closing) which have been delivered to the Buyer are true, complete and correct and in full force and effect.

         Section 5.06 Liabilities and Obligations of Sellers. The Sellers understand and acknowledge that the Buyer is not assuming any liabilities or obligations of the Sellers other than the Assumed Obligations. All such liabilities or obligations other than the Assumed Obligations shall continue to be the obligation of the Sellers.

         Section 5.07 Condition of and Title to Purchased Assets. Except as set forth on SCHEDULE 5.07 attached hereto or Section 6.08, (a) all of the Purchased Assets (other than the Real Property), taken as a whole, are in good condition and repair, ordinary wear and tear excepted, and (b) the Sellers have good title to all of the Purchased Assets, free and clear of any and all Encumbrances and restrictions of any nature whatsoever, other than the restrictions affecting the Real Property approved in writing by the Buyer pursuant to Section 6.08, and other than (i) those, if any, which are not substantial in character, amount or extent and do not, severally or in the aggregate, materially detract from the value of such Purchased Assets, (ii) liens securing liabilities which will be reflected in the Closing Date Balance Sheet, and (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent. In the case of leased assets which are included in the Purchased Assets, to Sellers' knowledge, all such assets have been maintained in a condition required by their respective leases in all material respects, none of which will result in material charges to Buyer for excess wear and tear on or to such items.

         Section 5.08 Material Contracts. SCHEDULE 5.08 attached hereto contains a true and complete copy (or description if not in writing) of the following oral and written contracts (and all amendments, supplements, and modifications thereto) to which the Sellers are a party: (a) any contract or agreement relating to capital expenditures in excess of $25,000; (b) all current or pending contracts or agreements between the Sellers and any other party which involve, in the aggregate, the payment or receipt by the Sellers of more than $25,000, which cannot be cancelled by the Sellers without penalty upon thirty (30) days notice; (c) any loan or advance to, or investment in, any Person or any contract or agreement relating to the making of any such loan, advance, or investment in excess of $25,000; (d) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person; (e) any management, consulting, employment, severance, union, termination or other agreement or similar contract or agreement; (f) any contract or agreement limiting the freedom of Sellers or their successors from engaging in any line of business, soliciting employees or customers, competing with any person and any contract or agreement where any Person has agreed not to compete with Sellers or their Affiliates; (g) any contract, agreement or obligation to complete an existing customer's job or purchase order which, to Sellers' knowledge, may reasonably be expected to have a Sellers' Material Adverse Effect prior to Closing or a Buyer's Material Adverse Effect after Closing; (h) any contract, commitment, or agreement between (1) Sellers and (2) any shareholder, officer, employee or Director (or any of their Affiliates) of Sellers; and (i) all concession agreements; and material contracts not being assumed by Buyer are noted in SCHEDULE 5.08.

         Section 5.09 Assumed Leases and Contracts. Subject to receipt of all necessary third party and lessor consents, at the Closing, the Buyer will receive the Sellers' entire right, title and interest in the Assumed Leases and the Assumed Contracts, free and clear of all Encumbrances, except as approved by Buyer pursuant to Section 6.08 and as set forth on SCHEDULE 5.09 attached hereto. To Sellers' knowledge, each of the Assumed Leases and Assumed Contracts is valid, binding, in full force and effect, and enforceable by or against Sellers in accordance with their respective terms and conditions, and to Sellers' knowledge, upon assignment to and assumption by Buyer, will be enforceable by Buyer in accordance with their respective terms, subject to bankruptcy, insolvency and laws affecting the rights of creditors generally.
To Sellers' knowledge, there is no existing material default thereunder or material breach thereof or condition which, with the passage of time or notice or both, might constitute a default thereunder. There has been no written termination or, to Sellers' knowledge, threatened termination or notice of default (not heretofore cured) relating to any such lease or contract. Prior to the Closing, the Sellers will employ their reasonable best efforts to obtain all necessary consents to the assignment of the Assumed Leases and Assumed Contracts to the Buyer at the Closing. Except as set forth on SCHEDULE 5.09 attached hereto and except for the Assumed Leases and the Affiliate Leases to be entered into at Closing, there are no leases, agreements or commitments, written or oral, pursuant to which the Sellers use or occupy or have the right to occupy, any real property now or in the future in connection with the Business.

         Section 5.10 Concerning the Leased Real Estate, the Affiliate Real Estate and the Real Property. The Sellers do not own, lease or use any real estate other than the real estate subject to the Real Estate Leases (the "Leased Real Estate"), the real estate subject to the Affiliate Leases (the "Affiliate Real Estate") and the Real Property (the Leased Real Estate, the Affiliate Real Estate, and the Real Property may be collectively referred to herein as the "Property"). Further representations and warranties as to the Property are as follows, and are subject to the disclosures set forth on
SCHEDULE 5.10 attached hereto:

                 (a) The only person in occupancy of the Property are the Sellers. The Property is not homestead property, and no other person resides at the Property.

                 (b) The Property is zoned to permit the operations of the Sellers which are being conducted on the Property as of the date of this Agreement. To Sellers' knowledge, there are no planned or threatened changes to the current zoning or land use designations of the Property.

                 (c) The Sellers have not received any notice or communication from any governmental entity indicating that any condition exists with respect to the Property or with respect to the improvements thereon that violates any city, county, state or federal law, ordinance, regulation, ruling or code, including, without limitation, the Environmental Laws (as defined in Section 5.25). The Sellers have not received from any insurance carrier insuring or proposing to insure the Property or any other person any notice or other communication noting any dangerous or illegal condition at the Property or any other condition at the Property otherwise requiring material corrective action;

                 (d) The Real Property is not subject to any outstanding lease, agreement of sale (except for this Agreement), option or other right of a third party to acquire any interest therein.

                 (e) To Sellers' knowledge, the Property is not subject to any outstanding lease (other than the Real Estate Leases and the Affiliate Leases to be entered into at Closing), agreement of sale (except for this Agreement), option or other right of a third party to acquire any interest therein.

                 (f) To Sellers' knowledge, there is ingress and egress to and from the Property of record adequate for the use of the Property as currently operated by the Sellers. To Sellers' knowledge, and except as set forth on either SCHEDULE 5.08 or SCHEDULE 5.09, the Sellers have made no material off-record agreements affecting the ownership, use or operation of the Property.

                 (g) All public utilities, including, without limitation, sewers, water, electric, gas, and telephone, required for the operation of the Property as presently operated are installed and operating, and all installation and connection charges therefor have been paid in full. The Sellers have not received any notice stating that the Sellers will not be able to obtain adequate supplies of water and other utilities to operate the Business on the Property as presently conducted, or that the provision of utilities violates any public or private easement.

                 (h) The Sellers have received no notice that any part of any improvements on the Property encroaches upon any property adjacent thereto or upon any easement, nor is there, to Sellers' knowledge, any encroachment or overlap upon the Property.

                 (i) To Sellers' knowledge, there is no underground or buried storage tank or drum located on the Property, except for any underground storage tanks described in SCHEDULE 5.10. Any underground storage tank on the Property described in SCHEDULE 5.10 is in material compliance with all applicable requirements of law in all material respects, has been duly permitted and inspected in accordance with all applicable requirements of law, and no deficiencies have been noted in any inspections thereof. No law (i) that is presently in effect, (ii) that has been passed prior to the date hereof but with a delayed effective date, or (iii) that, to the Sellers' knowledge, has been proposed, would require any of such underground storage tanks to be relocated above ground within five (5) years from the date of this Agreement.

                 (j)      To Sellers' knowledge, except as set forth on
SCHEDULE 5.10 attached hereto, (1) the Sellers have no Hazardous Materials Liabilities (as hereinafter defined), and (2) neither the Purchased Assets, the operations of the Sellers nor the operations of its predecessors in interest on the Property will carry with them any Hazardous Materials Liabilities (x) for which the Buyer could be responsible, or (y) that would adversely affect the ability of the Buyer to use the Property in the manner heretofore used by the Sellers.

         Section 5.11 Buildings, Structures and Other Improvements. Except as set forth on SCHEDULE 5.11 attached hereto, to Sellers' knowledge: (a) the buildings, structures and other improvements constituting part of the Real Property, Leased Real Estate and the Affiliate Real Estate (collectively the "Structures"), taken as a whole, are in a good state of repair and operating condition, reasonable wear and tear and normal usage excepted; (b) the Structures do not contain any material latent defects; (c) all of the Structures comply in all material respects with all applicable building, fire, and other applicable laws, rules, codes and regulations; and (d) the Fixed Assets include all fixed assets of any material value used in the business operations of the Sellers. The Sellers are not leasing or holding for consignment any of its Fixed Assets or Inventory except as set forth on
SCHEDULE 5.11. Sellers have received no notice that there are any outstanding special tax assessments against any of the Purchased Assets.

         Section 5.12 Financial Statements. PVF's and the Sellers' consolidated financial statements, consisting of audited balance sheets, statements of income and stockholders' equity, and statements of cash flows, and the footnotes thereto, for the years ended June 30, 1995, 1994 and 1993, accompanied by the opinions of the Sellers' Accountants, and the unaudited consolidated balance sheet and income statement (without footnotes) of PVF and the Sellers for the six (6) month period ended December 31, 1995, are attached hereto as SCHEDULE 5.12 and incorporated by reference herein (such financial statements being referred to herein collectively as the "Financial Statements"). December 31, 1995 is hereafter referred to as the "Financial Statement Date." To Sellers' knowledge, the Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods noted, except for normal year-end adjustments and the absence of footnotes for the interim period, and present fairly in all material respects the consolidated financial condition of PVF and the Sellers on the last day of and the results of operations for the respective periods ended on such dates, subject in the case of the interim financial statements to the absence of footnotes and to normal year-end adjustments. To Sellers' knowledge, there are no liabilities or obligations, absolute, fixed or contingent, known or unknown, of the Sellers, Jemison or PVF that are relevant to the Sellers and that are required to be disclosed on financial statements prepared in accordance with GAAP, except (x) those reflected in or otherwise provided for in the Financial Statements, and (y) those arising in the ordinary course of business since the Financial Statement Date, except as set forth on SCHEDULE 5.12 attached hereto. To Sellers', PVF's and Jemison's knowledge, since the Financial Statement Date, there has been no material adverse change in the financial condition of the Sellers, PVF or Jemison.

         Section 5.13 Certain Tax Matters. The Sellers have duly filed all federal, state, and local tax returns and reports required to be filed by them and all taxes shown as being payable on such reports or returns either have been paid, withheld or reserved. The Sellers' income tax returns have not been audited except as noted on SCHEDULE 5.13 attached hereto, and to the knowledge of Jemison, PVF and Sellers, all such returns have been properly completed and filed on a timely basis and such returns are true and correct in all material respects. To the knowledge of Jemison, PVF and Sellers, as of the time of filing, all such returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities, status or other matters of the Sellers or any information required to be shown thereon. Except as set forth on SCHEDULE 5.13 attached hereto, the Sellers have not (i) entered into any agreements for the extension of time or for the assessment of any tax or tax delinquency which would adversely affect the Buyer or the Purchased Assets or (ii) received any outstanding or unresolved notices from the Internal Revenue Service or any taxing body of any proposed deficiency or assessment.
To Sellers' knowledge, the Sellers have properly paid all sales and use taxes due with respect to their business operations and withheld all amounts, if any, required by law to be withheld for income taxes and unemployment taxes, including, without limitation, social security and unemployment compensation, relating to their employees, and remitted such withheld amounts to the appropriate taxing authority.

         Section 5.14 Ad Valorem, Real Property Tax Matters. There are no taxes, fees, or assessments of any kind or nature whatsoever which are presently due or, to Sellers' knowledge, which will or may become due with respect to the Purchased Assets, except for ad valorem personal property taxes, general and special real property taxes and special district levies and assessments, if any, for the current calendar year (or current fiscal year, as applicable), which have been prorated and accrued for in accordance with
Section 3.06.

         Section 5.15 Litigation: Compliance with Laws. (a) The Sellers have not been served with any notice of any legal proceeding, and to the knowledge of Sellers, PVF and Jemison, there is no material suit, action, claim, investigation, arbitration, administrative or legal or other proceeding or governmental investigation pending or threatened against the Sellers or PVF, or the Purchased Assets, or Jemison to the extent the same affects the Purchased Assets, except as disclosed on SCHEDULE 5.15 nor (b) to the knowledge of Sellers, PVF and Jemison, have the Sellers failed to comply with any law, ordinance, requirement, regulation, or order applicable to the Sellers if the failure to comply would have a Sellers' Material Adverse Effect prior to Closing, or a Buyer's Material Adverse Effect following the Closing, nor (c) have the Sellers violated any order, writ, injunction, judgment, or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency, or other instrumentality which was issued against or is pending against the Sellers, PVF or Jemison, which violation might have a Sellers' Material Adverse Effect prior to the Closing or a Buyer's Material Adverse Effect after the Closing.

         Section 5.16 Permits and Licenses. To Sellers' knowledge, the only permits, licenses, approvals or other authorizations (hereafter referred to as the "Permits") necessary for the operation of the Business as it is presently operated have been obtained, are in full force and effect, and are listed on SCHEDULE 5.16 hereto, except where the failure to obtain the same would not have a Sellers' Material Adverse Effect prior to the Closing or a Buyer's Material Adverse Effect following the Closing. To Sellers' knowledge, all such Permits are currently valid, and no revocation, cancellation or withdrawal thereof has been effected or, to Sellers' knowledge, threatened.

         Section 5.17 Intellectual Properties. To Sellers' knowledge, except as set forth on SCHEDULE 5.17 attached hereto, the Sellers own no trademarks, service marks, trade names, copyrights, patents or applications for any of the foregoing and none are used in connection with the Business. To Sellers' knowledge, there is no claim or reason to believe that the Sellers are or may be infringing on or otherwise acting adversely to the rights of any person under or in respect of any proprietary rights. The Sellers are not obligated to make any payments by way of royalties, fees, or otherwise to any owner or franchisor, licensor, permitter, or grantor of, or other claimant to, any trademark, service mark, trade name, trade secret, copyright, or patent with respect to the use thereof, in connection with the conduct of its business operations, except to sanctioning bodies whose name it uses on its products.

         Section 5.18 All Necessary Assets. The Purchased Assets constitute all of the assets, contracts and leases necessary for the conduct of the Business as it is presently being conducted by Sellers, other than the Excluded Assets.

         Section 5.19 Labor or Employee Disputes; Employment Matters. Except as set forth on SCHEDULE 5.19 attached hereto, the Sellers are not parties to any contract or other agreement with any labor union and are not experiencing or the subject of, or to Sellers' knowledge, threatened by, any union organization campaign or any strike, slowdown, picketing, work stoppage, or other labor disturbance by any labor union or group of employees, and there have not been any, strikes, walkouts, work stoppages, or slowdowns affecting the Sellers. To Sellers' knowledge, no Person (including, but not limited to, any federal, state, county or local government or other governmental, regulatory or administrative agency or authority) has filed any claim or basis for any suit, action, proceeding or investigation against the Sellers regarding their operations arising out of any statute, law, ordinance, code, rule or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, The Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act of 1967, as amended, or the Americans with Disabilities Act of 1990) which, if upheld, would have a Sellers' Material Adverse Effect prior to the Closing or a Buyer's Material Adverse Effect following the Closing. To Sellers' knowledge, the employment or termination of any of the Sellers' employees within the past five (5) years has been in material compliance with all applicable laws, rules and regulations.

         Section 5.20 Inventory. To Sellers' knowledge, the Inventory is merchantable and in salable condition in all material respects, as measured consistently with prior periods, and no portion of the Inventory is obsolete or unusable, as measured consistently with prior periods, except as set forth in the Financial Statements and except with respect to Non-Qualifying Inventory (whether or not such inventory is resold and reassigned to Sellers).

         Section 5.21 Employee Compensation. SCHEDULE 5.21 hereto is a list of all employees of the Sellers, their dates of hire, positions, base salaries and commissions or bonus schedules, and a list of all employment contracts with the Sellers' employees, and all employee manuals which have been distributed to or otherwise apply to the Sellers' employees.

         Section 5.22 No Changes. Except as set forth in SCHEDULE 5.22, since the Financial Statement Date, (i) to Sellers', PVF's or Jemison's knowledge, there has not been any Sellers' Material Adverse Effect, and (ii) there has not been:

                 (a) any waiver by the Sellers of a valuable right or of a material debt owed to them;

                 (b) any satisfaction or discharge of any material lien, claim or encumbrance or payment of any material obligation by the Sellers, except in the ordinary course of business consistent with past practices and that is not material to the Purchased Assets, financial condition, operating results or business of the Sellers;

                 (c) to the knowledge of Sellers, PVF and Jemison, any material default (including, without limitation, any event that with the giving of notice or the passage of time, or both, would constitute such a default), termination or threatened termination under or amendment to any material agreement, arrangement, contract, lease or license that constitutes a portion of the Purchased Assets or any other material contract or agreement relating to the Sellers or the Purchased Assets;

                 (d) any material change in any compensation arrangement or agreement with any employee (including, without limitation, any increase in the rate of wages, salaries, bonuses or other remuneration of any employee of the Sellers), except in the ordinary course of business and consistent with the ordinary cycles of employee review and past practices;

                 (e) any sale, assignment or transfer of any material assets of the Sellers, except in the ordinary course of business consistent with past practices;

                 (f) to Sellers' knowledge, any material adverse change in their relations with the Sellers' employees or independent contractors taken as a whole;

                 (g) any receipt of notice that there has been a loss of any major customer or supplier (identified in SCHEDULE 5.22(G)) of the Sellers;

                 (h) any mortgage, pledge, encumbrance, restriction, security interest, transfer of a security interest in, or lien created by the Sellers with respect to any of the Purchased Assets, except liens for taxes not yet due or payable and except as approved by Buyer pursuant to Section 6.08 or as set forth on SCHEDULE 5.07 attached hereto;

                 (i) any bonuses or profit sharing distribution of any kind or any loans or guarantees made by the Sellers, PVF or Jemison relating to the Sellers or their operations, to or for the benefit of any of their employees, officers or directors, or any members of their immediate families, other than travel advances and other business-related advances made in the ordinary course of business consistent with past practices;

                 (j) any declaration, setting aside, or payment of any dividend or other distribution in respect of any of Sellers' capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock or any option, warrant, or other right to purchase or acquire any such stock by Sellers;

                 (k) any material capital expenditure or commitment therefor, except in the ordinary course of business consistent with past practices;

                 (l) any incurrence of material indebtedness or guaranty of indebtedness, liability or obligation by Sellers, except for the obligations incurred in the ordinary course of business consistent with past practices;

                 (m) any change in the method of accounting or auditing practices;

                 (n) any write-off as uncollectible of any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves consistent with past practices, none of which individually or in the aggregate is material to the Sellers;

                 (o) any business conducted by Sellers, or any transaction entered into by Sellers, except in the ordinary course of business consistent with past practices; or

                 (p) any agreement or commitment by the Sellers to do any of the things described in this Section 5.22.

         Section 5.23 No Affiliates' Assets, Leases or Contracts. (a) None of the Purchased Assets are owned by any person other than the Sellers, and (b) all of the Assumed Contracts and Assumed Leases are with Persons who are not Affiliates of the Sellers and were negotiated at arms' length, except for the Affiliate Leases and except as listed in SCHEDULE 5.23 attached hereto.

         Section 5.24 Insurance Coverages. SCHEDULE 5.24 attached hereto contains a true, complete and correct listing of all policies of fire, liability, and other forms of insurance, including the amounts and types of coverages pursuant to which the Sellers and the Purchased Assets are insured. All of such insurance policies shall be kept in full force and effect until the first to occur of (a) three (3) business days after the Closing or (b) notification that the Buyer's insurance has become effective. All of such insurance policies provide that a third party, such as the Buyer, may be subrogated to the rights of Sellers, with respect to all claims concerning the Purchased Assets which might be asserted against the Buyer for occurrences occurring prior to Closing.

         Section 5.25 Environmental Matters. To Sellers' knowledge, and except as set forth on SCHEDULE 5.25 attached hereto, Sellers have not, during their ownership of the Purchased Assets, or ownership or use of the Property, generated, processed, distributed, transported, used, treated, stored, handled, emitted, discharged, released or disposed of (or caused any person or entity to do any of the foregoing or assisted any person or entity in doing any of the foregoing) any Hazardous Materials, or any product which may give rise to Hazardous Materials Liabilities, except in accordance with applicable Environmental Laws. For purposes of this Section 5.25, the following terms shall have the following meanings:

                 (i) The term "Hazardous Materials" shall mean (a) pollutants, hazardous materials, contaminants, constituents, medical wastes, hazardous or infectious wastes and hazardous substances as those terms are defined in any Environmental Laws, including without limitation the following statutes and their implementing regulations: the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C. Section 5101, et seq. (the "HMTA"), the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C.
Section  9601 et seq. (as so amended, "CERCLA"), the Clean Water Act, 33 U.S.C.
Section 1251 et seq. (the "CWA"), and the Clean Air Act, 42 U.S.C. Section
7401 et seq. (the "CAA"); (b) petroleum, including crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof; (d) asbestos and/or asbestos-containing materials; (e) polychlorinated biphenyl ("PCBs") or materials or fluids containing PCBs in excess of 50 parts per million (ppm);
(f) urea formaldehyde; and (g) any product which may give rise to Hazardous Materials Liabilities; provided, however, that components, materials or substances which are properly used, handled, stored in appropriate containers and disposed of in accordance with applicable Environmental Laws shall not be deemed a Hazardous Material for the purpose of this Section 5.25;

             (ii) The term "Hazardous Materials Liabilities" shall mean any and all direct out-of-pocket damages, losses, liabilities, disabilities, fines, penalties, costs or expenses (including reasonable attorneys' fees) incurred or to be incurred, whether absolute, fixed or contingent, civil or criminal, and whether arising under federal law or state law, incurred or to be incurred in connection with the handling, storage, transportation, or disposal of any Hazardous Materials; and

            (iii) The Term "Environmental Laws" shall mean any statute, law, ordinance, code, rule, regulation, written guideline, policy, permit, consent, approval, license, judgment, order, writ, decree or authorization, including the requirement to register storage tanks, established or enacted for, or relating to, the protection of the environment or the health and safety of any Person, including, without limitation, those relating to (a) the HMTA, CERCLA, the CWA, the CAA or the Resource Conservation and Recovery Act, 42 U.S.C. Section 6903 et seq.; (b) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; or (c) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials.

         Section 5.26 Customers and Sales. SCHEDULE 5.26 attached hereto and incorporated herein by reference, is a true and accurate list of the top twenty (20) customers of, and suppliers for, Sellers for the fiscal year ended June 30, 1995 and the six (6) month period ended December 31, 1995. Except as set forth on SCHEDULE 5.26 attached hereto, the officers and directors of Sellers do not possess, directly or indirectly, any financial interest in, nor do they act as a director, officer or employee of, any Person that is a supplier, customer, lessor (except for the property covered by the Affiliate Leases), lessee, or competitor of the Sellers. To the Sellers' knowledge, except as set forth in SCHEDULE 5.26, no customer or supplier of the Sellers listed in Schedule 5.26 have advised the Sellers that they intend to cease doing business with the Sellers or the Buyer after the Closing.

         Section 5.27     Benefit Plans.  To Sellers' knowledge:

                 (a) The Sellers neither sponsor nor otherwise participate in, nor have Sellers previously sponsored or otherwise participated in, any Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) that is subject to the minimum funding standards of Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), or Section 301, et seq. of ERISA.

                 (b)      No Non-Exempted Prohibited Transaction (as defined in
Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan (as defined in Section 3(3) of ERISA) sponsored by the Sellers and covered by Part 4 of Subtitle B of Title I of ERISA.

                 (c) With respect to any self-funded Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA), such plan is fully funded on a present value actuarial basis, except as set forth on
SCHEDULE 5.27 attached hereto.

                 (d) Except as otherwise set forth in SCHEDULE 5.27 hereto, the Sellers are not now, nor have they been during the preceding five
(5) years, a contributing employer to a Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA).

                 (e) There are no actions, suits or claims pending (other than routine claims for benefits) or that could reasonably be expected to be asserted against any Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or the assets of any such plans. To Sellers' knowledge, no civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA or any other federal or state law is pending or threatened against any fiduciary of any such plans. No Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any fiduciary thereof, has been, or is currently, the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

                 (f) All of the Employee Pension Benefit Plans and Employee Welfare Benefit Plans maintained by the Sellers comply currently, and have complied in the past, both as to form and operation, in all material respects with their terms and with the provisions of ERISA and the Code, and all other applicable laws, rules and regulations. All necessary governmental approvals and determinations for the Employee Pension Benefit Plans have been obtained, including where applicable, a favorable determination (covering all changes or amendments required by TEFRA, DEFRA and REA) as to the qualification of such plans under Sections 401(a) and 501(a) of the Code. Each of the Employee Pension Benefit Plans maintained by the Sellers have either obtained a favorable determination (covering all changes or amendments required by TRA '86 and subsequent pension legislation, regulations or rulings) from the Internal Revenue Service as to its qualification under Sections 401(a) and 501(a) of the Code or is within the remedial amendment period (as provided in Section 401(b) of the Code) for making any required changes or amendments, and nothing has occurred since the date of each such determination or recognition letter that would adversely affect such qualification.

                 (g) Except as otherwise set forth in SCHEDULE 5.27 hereto, the Sellers are not a party to, nor do they have any liability under, any nonqualified plan of deferred compensation (whether funded or unfunded).

                 (h) Except as otherwise set forth in SCHEDULE 5.27 hereto, all discretionary, employer contributions that have been declared by the Sellers have been contributed to the Jemison Multicompany (401(k)) Plan (the "Plan"), and all employer matching contributions for employee 401(k) contributions made to the Plan prior to Closing, have been made and contributed to the Plan.

                 (i) For purposes of all Sections of this Agreement dealing with ERISA, the term "Sellers" shall mean the Sellers and each trade or business (whether or not incorporated) that together with the Sellers would be treated as a single employer under the provisions of Titles I or IV of ERISA.

                 (j) To Sellers' knowledge, the Sellers have complied in all material respects with all provisions of the health care continuation coverage requirements of Code Section 4980B, the Family and Medical Leave Act of 1993, and the regulations thereunder.

                 (k) Except as set forth on SCHEDULE 5.27 hereto, the Sellers do not have in effect any Employee Benefit Plans or employee health insurance plans. The Plan permits, or prior to Closing shall be amended to permit, employees of Sellers hired by the Buyer to roll or directly transfer their vested account balances to a qualified Employee Pension Plan at no cost to Buyer.
                 (l) The Sellers agree that the employment of Sellers' employees by Buyer as provided in Section 3.08 of this Agreement shall constitute a partial termination of the Plan, and accordingly all such employees shall be one hundred percent (100%) vested in all their accounts in the Plan.

         Section 5.28 Brokers' or Finders' Fees. PVF has employed the services of The Beacon Group, which will be entitled to a commission, payable by PVF upon the Closing of the transactions contemplated by this Agreement. No other broker, Person or firm acting on behalf of the Sellers, PVF or Jemison or under the authority of either the Sellers, PVF or Jemison is or will be entitled to any commission, broker's or finder's fee or financial advisory fee from the Sellers, PVF or Jemison in connection with any of the transactions contemplated herein, and the Sellers, PVF and Jemison agree to indemnify the Buyer against, and to hold it harmless from, any claim for brokerage or similar commission or other compensation which may be made against the Buyer by any third party in connection with the transactions contemplated hereby, which claim is based upon any action by PVF, Jemison or the Sellers.

         Section 5.29 Investment Information. Sellers, PVF and Jemison represent that they have been furnished with or have had access to the information such parties have requested from the Buyer and have had an opportunity to ask questions and receive answers from management of Buyer. The Sellers, PVF and Jemison acknowledge that they have received and reviewed copies of the SEC Filings. Sellers, PVF and Jemison further represent that they are either (i) an "accredited investor" (as that term is defined in

Rule 501(a) promulgated pursuant to the Securities Act of 1933, as amended (the "Act")), or (ii) alone, or together with a "purchaser representative" (as that term is defined in Rule 501(h) promulgated pursuant to the Securities Act), have such knowledge, experience and skill in business and financial matters and with respect to investments in securities so as to enable them to understand and evaluate the merits and risks of the acquisition of the shares of Common Stock and to form an investment decision with respect to such investment. The Sellers, PVF and Jemison hereby represent that they understand that the transaction contemplated by this Agreement is to be carried out as a transaction exempt from registration under the Act and, accordingly, the shares of Common Stock will not have been registered under the Act. The Sellers, PVF and Jemison hereby further represent that they will be acquiring the shares of Common Stock for investment purposes only and not with a view to or for resale in connection with any distribution of the Common Stock, nor with any intention of distribution of the Common Stock or of selling the Common Stock, except as described on SCHEDULE 5.29 attached hereto. The Sellers, PVF and Jemison understand that because the shares of Common Stock will not have been registered under the Act, the Buyer will not permit the transfer of such shares without registration under the Act, or upon the issuance to the Buyer of a favorable opinion of counsel or of the submission to the Buyer of such other evidence as may be reasonably satisfactory to counsel for the Buyer, in either case, to the effect that any such transfer, whether pursuant to Rule 144 of the Act or otherwise, shall not be in violation of the Act, and any applicable state securities laws, and that the share certificates representing such shares will be issued with a restrictive legend providing notice of such restriction.

         Section 5.30 Sellers Not a Foreign Person. The Sellers are not a "foreign person" within the meaning of Section 1445, et seq., of the Code.

         Section 5.31 Completeness of Disclosure. To Sellers', PVF's and Jemison's knowledge, no representation or warranty by the Sellers, PVF or Jemison in this Agreement contains any false or misleading statement of material fact or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

         Section 5.32     Accounts Receivable.  Except as set forth on SCHEDULE
5.32 all of the Accounts Receivable reflected in the books of account of the Sellers arose in the ordinary course of its business, from the sale of services or goods, and neither Sellers, PVF or Jemison know, or have a reason to know, of any valid defense or right of set-off to the rights of the Sellers to collect such Accounts Receivable in the full amounts shown on such books of account, subject, however, to a reasonable reserve for bad debts.

                                   ARTICLE VI

                        ACTIVITIES PRIOR TO THE CLOSING

         Section 6.01 Activities by Sellers, PVF and Jemison Prior to Closing. The Sellers, PVF and Jemison hereby covenant and agree that from and after the date hereof to the Closing Date, the Sellers will, in all material respects, except as set forth in SCHEDULE 6.01 hereto, conduct Business solely in the ordinary course consistent with past practices and the Sellers will;

                 (a) Engage in no material transaction out of the ordinary course of business except as contemplated herein and will operate the Business in the ordinary course of business except as contemplated herein;

                 (b) Not merge or consolidate the Sellers with any other corporation or allow any of them to acquire or agree to acquire or be acquired by any corporation, association, partnership, joint venture, or other entity;

                 (c) Not sell, assign, lease, transfer, or otherwise dispose of any of the Purchased Assets without the prior written consent of the Buyer except in the ordinary course of business;

                 (d) Not create or suffer to exist any Encumbrance on any of the Purchased Assets, except as approved by Buyer pursuant to Section 6.08 or as set forth on SCHEDULE 5.07, and shall maintain and keep the Purchased Assets, taken as a whole, in good repair and condition, ordinary wear and tear excepted;

                 (e) Not commit to make any capital expenditure or major repair in excess of Ten Thousand Dollars ($10,000) in the aggregate without the prior written consent of the Buyer, which consent shall not be unreasonably withheld;

                 (f) Not waive any material rights or material claims of the Sellers related to the Purchased Assets without first having notified the Buyer and received the Buyer's written consent thereto;

                 (g) Use reasonable efforts to preserve, in accordance with past practices, the goodwill and the existing business organization of Sellers and the relations of Sellers with their employees that Buyer expects to hire and with Sellers' customers, suppliers, and others with whom Sellers have a business relationship;

                 (h) Use reasonable efforts to maintain in full force and effect, subject to the terms and conditions thereof, all material agreements, contracts, leases, Permits, authorizations, and approvals necessary for or related to the business operations of the Sellers as such operations are now conducted, except for changes made in the ordinary course of business, and use reasonable efforts to comply in all material respects with all laws, rules and regulations applicable to the business operations of the Sellers as now conducted; and

                 (i) Promptly advise Buyer in writing of any change or inaccuracy in any document, Schedule, Exhibit or other written information given to the Buyer by Sellers, PVF or Jemison pursuant to the terms and conditions of this Agreement;

                 (j) Cause a physical inventory to be conducted as close to the Closing Date as practicable, employing the following procedures and methods:

                          (i)      The inventory date will be the Closing Date;

                          (ii)    The inventory will be conducted by authorized
personnel or representatives of Sellers and observed by authorized personnel and representatives of the Buyer;

                          (iii)   The inventory taking, cutoff, and costing
shall be completed in accordance with GAAP consistently applied, with the existing policies of Sellers and with the methods and principles utilized in the preparation of the Financial Statements, valuing the Inventory at the lower of average cost, using the weighted average method, or market for determining cost; and

                          (iv)    Authorized personnel and representatives of
Buyer will be allowed to review the results of the inventory and of the costing thereof;

                 (k) Grant Buyer the right to review the credit history of customers of the Sellers;

                 (l) Use their reasonable efforts to perform or fulfill all of their covenants and conditions to be performed or fulfilled by them under the terms of this Agreement; and

                 (m) Keep Buyer reasonably informed concerning material events relating to the conduct of the Business.

         Section 6.02 Reports; Taxes. Between the date hereof and the Closing Date, the Sellers will duly and timely file all reports or returns required to be filed with federal, state, local and foreign authorities, will promptly pay when due all federal, state, local and foreign taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless the Sellers are contesting the same in good faith and adequate provision has been made therefor), and will use reasonable efforts to duly observe and conform in all material respects to any lawful requirements of any governmental authority relating to any of the

Purchased Assets or to the operation and conduct of the Business and all covenants, terms and conditions upon or under which any of their Purchased Assets are held.

         Section 6.03 Access; Confidentiality. (a) Between the date hereof and the Closing Date, the Sellers will give to authorized representatives of the Buyer (including, without limitation, attorneys, accountants, agents, appraisers, environmental experts, and equipment experts) (collectively, the "Representatives"), the right to make complete and thorough inspections of and have access to, during normal business hours, in such manner as not to unduly disrupt normal business activities:

                 (i) the Sellers and all of their assets, including, but not limited to, physical inspections of the Purchased Assets; and

                 (ii) the businesses of the Sellers, including, but not limited to (A) all premises and properties associated therewith, including any Property, or (B) the jobs in progress and all related work in progress data, including information as to the amount billed and unbilled, and revenues to be recognized, on each such job as compared with the percentage of completion of each such job, (C) the bid and contract documents relating to other jobs included in backlog or pending bids prior to Closing, (D) employee records, including compensation and fringe benefits, (E) agreements for the procurement of inventory, (F) all leases and options, (G) copies of any existing environmental studies or any files (including alleged violations of Environmental Laws, if any) relating thereto, (H) environmental permits and records, (I) copies of operating and similar permits, (J) any matters of pending or overtly threatened litigation (subject to the parties making reasonable efforts to preserve the work product doctrine and attorney-client privilege), and (K) all other books, records and files of the Sellers. In addition, the Sellers will cause their officers and employees to furnish any and all financial, technical and operating data and other information as the Buyer will from time to time reasonably request. The Buyer and the Representatives shall have the right to make extracts from all documents so reviewed.

                 (b) Between the date hereof and the Closing Date, the Buyer shall promptly select an environmental consultant to perform a Phase I environmental assessment of the Property; provided, however, that the Buyer's environmental consultants shall not conduct any soil or groundwater assessments without the consent of Sellers, nor shall they contact any governmental agencies or third parties without the consent of Sellers, which consent shall not be unreasonably withheld or delayed. Buyer shall bear all costs associated with the environmental assessment of the Property. Sellers shall cooperate and provide access to any party who performs an independent environmental assessment of the Property.

                 (c) The due diligence review conducted by Buyer and/or its Representatives shall not relieve the Sellers, PVF or Jemison of any duty concerning their representations, warranties, covenants or agreements contained in this Agreement.

                 (d) Between the date hereof and the Closing Date, the Sellers shall make arrangements reasonably satisfactory to the Buyer for the Representatives to meet the Sellers' employees, vendors and customers. Sellers will be permitted to have a representative at each such meeting.

                 (e) The Buyer and its Representatives will hold in confidence all information obtained in any such review and will use such information only for the purpose of considering the transactions contemplated hereby. The Buyer further agrees that it will not otherwise disclose any such information to any third party, other than its attorneys, financial advisors and financing sources, who shall be informed of and shall agree to comply with the restrictions of this Section 6.03, it being understood that Buyer shall be responsible for any failure of such persons to comply with this Section, except upon the written consent of the Sellers or except as required by law. In the event disclosure is required by law, Buyer shall give Sellers advance notice thereof and the ability to obtain a protective order regarding such information prior to disclosing the same. If the transactions contemplated hereby are not consummated as contemplated herein, the Buyer will promptly return all data furnished to it to the Sellers and copies and summaries thereof. In such event, Buyer also shall destroy any internal compilations, memoranda, reports, analyses or other information derived from such information, and shall confirm such destruction to Sellers upon Seller's request therefor. Such obligation of confidentiality will not extend to any information which is shown to be or to have been generally known to others engaged in the same trade or business as the furnishing party, or that is or will be public knowledge through no act or omission by the Buyer or any of its directors, officers, employees, professional advisors or other representatives.

         Section 6.04     Consents.

                 (a) Between the date hereof and the Closing Date, the Sellers will in good faith request and use all reasonable efforts to obtain all necessary consents, waivers, approvals, or authorizations from third parties (collectively the "Consents") which are necessary in connection with the assignment of the Assumed Leases, the Assumed Contracts and the Assumed Purchase Orders as contemplated herein (including pursuant to Sections 3.02 and 5.09 hereof), and the Buyer will in good faith request and use all reasonable efforts to assist Sellers in obtaining consents to the assignment of the Assumed Leases, Assumed Contracts and Assumed Purchase Orders and to obtain all Consents which are necessary in connection with the assignment of the Permits that are transferable as contemplated herein. Each party will cooperate with the other party in such efforts. However, it is understood and agreed that although obtaining such Consents shall be a condition to the Buyer's obligation to close the transactions contemplated herein, the failure to obtain the Consents shall not give rise to any action by any party for breach of this Agreement or any provision hereof, notwithstanding any language contained in this Agreement to the contrary.

         (b) Assumed Obligations. To the extent that the assignment and assumption of any Assumed Obligation, or any leases, contracts or agreements referable thereto, requires the consent of a third party, this Agreement shall not constitute an agreement by Sellers to assign the same if an attempted assignment or sublease thereof, without the consent of the third party thereto, would constitute a breach thereof, but Sellers shall use their reasonable efforts to obtain the consents of such other parties to all such Assumed Obligations, and such leases, contracts and agreements, to the assignment or sublease thereof to Buyer prior to the Closing Date. If any such consent is not obtained or is obtainable only upon payment by Buyer of amounts not otherwise required to be paid under the terms of such Assumed Obligations, and such leases, contracts and agreements, Sellers will cooperate with Buyer in any reasonable arrangement, which does not impose any additional expense to Sellers, which is designed to provide for Buyer the benefits under any such Assumed Obligations, including enforcement for the benefit of Buyer, at the expense of Buyer, of any and all rights of Sellers against any third party thereto arising out of the failure or refusal of such third party to consent to such assignment or sublease. The inability of Sellers to obtain one or more consents to the assignment or sublease of any Assumed Obligation, and such leases, contracts and agreements, to Buyer shall not constitute grounds for the termination of this Agreement by Buyer, unless the same shall be material to the transactions contemplated hereby or to the continued operation of the Business (with materiality for such purpose being defined by the exceptions referenced in the last sentence of Section 8.07), in which event, subject to applicable limitation hereunder, Buyer may terminate this Agreement, but in no event shall Sellers be liable to Buyer for damages by reason of inability to obtain any such consents. The Buyer reserves the right, at any time, to waive its right to receive a consent hereunder.

         Section 6.05 Public Announcements. Except as otherwise required by law, neither party shall make any public announcements regarding the transactions contemplated herein without the prior written consent of the other party, including its approval of the content thereof. Any public announcement which is required to be made by any party hereto will be made only after providing the other party as much notice as is reasonably practicable and after giving consideration to the reasonable comments of such party.

         Section 6.06     Hart-Scott-Rodino.   Between the date hereof and the
Closing, the Sellers, PVF, Jemison and Buyer shall cooperate fully to timely file all documents required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("H-S-R"), as amended. Each party shall bear its own costs in complying with this provision; provided, however, that the filing fee required by the Federal Trade Commission shall be paid by the Buyer.

         Section 6.07 Filings with SEC. Between the date hereof and Closing, the Buyer may have to make certain filings with the SEC, to meet its reporting obligations under the Exchange Act. Copies of all such filings will be provided to the Sellers in a fashion to allow Sellers to provide comments to Buyer, and Buyer shall give good faith consideration to Sellers' comments. To the extent that information concerning the Sellers, PVF or Jemison is required to be included in such filings, the Sellers, PVF and Jemison will use reasonable efforts to supply such information, in the manner and form reasonably requested by Buyer, and the party supplying such information shall bear the cost of complying with such request.

         Section 6.08     Condition of Title; Title Insurance.

                 (a) As soon as practicable after execution of this Agreement, Sellers shall obtain, at Sellers' expense, commitments of title insurance (the "Commitments") issued by a title insurance company reasonably acceptable to Buyer (the "Title Company"), in which the Title Company agrees, following the recording of a deed in the name of the Buyer, to issue a Standard Owner's Policy of Title Insurance (ALTA Form B) (the "Title Insurance") in the amount of the purchase price for that Location (as hereinafter defined) showing record title to be in Buyer, and covering the Real Property and improvements at each of the locations owned by the Sellers (the "Locations"), and containing such endorsements as Buyer shall reasonably request, at Sellers' expense. The Commitments shall show the state of the title of the real property owned by Sellers on which each of the Locations is located. As soon as practicable after the execution of this Agreement, Buyer shall also cause the Title Company to provide Buyer with a copy of each instrument of record constituting a lien or encumbrance on each of the Locations or an exception or qualification to title in the Commitments.

                 (b) Within ten (10) days after receipt of any Commitment, Buyer shall deliver written notice to Sellers and Escrow Agent of any objections that Buyer has to the state of title, and exceptions to coverage shown in the Commitments or in copies of instruments of record. The failure of Buyer to disapprove in writing, at or prior to that time, a particular exception or exceptions shown in any Commitment shall be deemed to be approval by Buyer of the exception or exceptions not disapproved or objected to by Buyer.

                 (c) If Buyer disapproves of any exception from coverage shown on any Commitment, Sellers shall use their best efforts to cure the matter(s) causing Buyer's objections by taking all reasonable action to cure the objections. If Sellers are unable to cure the matter(s) within fifteen
(15) days after receipt from Buyer of the notice of disapproval of or objection to any Commitment, Sellers shall notify Buyer of their inability to cure, and Buyer and Sellers shall enter into a lease, with an option to purchase such property, on terms consistent with those contained in the Affiliate Leases and mutually acceptable to the parties hereto, at a rental rate and purchase option price tied to the book value thereof.

                 (d) Buyer's interest in the Locations shall be insured by a Standard Owner's Policy with fee simple title to the Real Property vested in Buyer, together with such endorsements as Buyer may reasonably require, subject only to:

                          (i) nondelinquent state, county, city and special district taxes and assessments, if any;

                          (ii) standard printed exceptions and exclusions set forth in the title policy;

                          (iii) the covenants, conditions, restrictions, reservations, rights of way, easements, encumbrances, and other matters of record approved by Buyer under this Agreement; and

                          (iv) encumbrances made or created by Buyer under this Agreement.

The Escrow Agent shall hold the title policies as a condition precedent to Closing.

         Section 6.09 Surveys. Prior to Closing, the Sellers shall obtain, at Sellers' expense, a survey of the Locations being conveyed hereunder, showing any and all improvements, easements, rights, reservations and restrictions thereon, and all roads, streets or highways adjacent to said Locations. If the survey shows any material encroachments, overlaps, or boundary line disputes, the same shall be treated as title defects hereunder.

         Section 6.10 Exclusivity. Except as provided in Schedule 6.10 attached hereto, except as may be necessary to comply with any fiduciary duty, from the date hereof until such date as this Agreement is terminated, the Sellers, PVF and Jemison shall negotiate with the Buyer with respect to the acquisition of the Purchased Assets and shall not directly or indirectly: (a) solicit any other buyers for all or any part of the capital stock of the Sellers, PVF or Jemison or any of the Purchased Assets; (b) encourage any third parties to bid for any of the Purchased Assets or to purchase shares of the capital stock of Sellers, PVF or Jemison or participate in any negotiations or discussions with any such third parties with respect thereto; (c) provide business or financial information (not otherwise publicly available) concerning Sellers to any third parties; or (d) assist or cooperate with any third party to make any proposal to purchase all or any part of the capital stock or assets of Sellers, PVF or Jemison. Sellers, PVF and Jemison will immediately notify Buyer if they becomes aware of any efforts by any Person to, directly or indirectly, in any manner whatsoever, acquire Sellers, PVF or the Purchased Assets and will cooperate with Buyer by furnishing any information that they may reasonably request in contesting any such efforts. In addition, Sellers, PVF and Jemison shall direct their financial and other advisors and representatives to comply with each of the foregoing covenants.

         Section 6.11 Insurance Policies. All insurance policies of Sellers in effect as of the date hereof shall be kept in full force and effect until the first to occur of (a) three (3) business days after the Closing or
(b) notification that the Buyer's insurance has become effective.

         Section 6.12 Activities by Buyer Prior to Closing. Buyer agrees that from and after the date hereof to the Closing Date, Buyer will, in all material respects, conduct its business only in the ordinary course consistent with past practices and will not take any action or commit to take any action, or permit any action to occur, and Buyer covenants that no such action shall occur, that would be of a nature that would require disclosure as an exception to the representation and warranty made by Buyer in Section 4.13 of this Agreement. Buyer will also promptly advise Sellers, PVF and Jemison in writing of any change or inaccuracy in any document, Schedule, Exhibit or other information given to Sellers, PVF or Jemison by Buyer pursuant to the terms and conditions of this Agreement. Buyer further shall use its reasonable efforts to perform or fulfill all of its covenants and conditions to be performed or fulfilled by it under this Agreement and shall keep Sellers, PVF and Jemison reasonably informed concerning material events relating to the conduct of its business.


                                  ARTICLE VII

                           CASUALTY AND CONDEMNATION

         Section 7.01 Casualty. If prior to the Effective Time, any material portion of the Purchased Assets are damaged or destroyed by fire or any other casualty, the Sellers will promptly give notice of the same to the Buyer. In such event, if the amount of loss from such fire or casualty exceeds One Hundred Thousand Dollars ($100,000), at the Buyer's option, the Buyer will have the right to terminate this Agreement by giving notice thereof to the

Sellers. If the Buyer terminates this Agreement pursuant to this Section 7.01, or if the loss from such casualty does not exceed such amount, this Agreement will become null and void, and the Sellers and the Buyer will thereupon have no further liabilities or obligations under this Agreement or otherwise hereunder, except as specifically provided in Sections 6.03(e), 6.05 and 13.01. If the Buyer elects not to terminate this Agreement pursuant to this Section 7.01, or if the loss from such casualty does not exceed such amount, and the transactions contemplated by this Agreement are consummated, the Buyer will be entitled to the benefits of all insurance proceeds and claims relating to any such fire or casualty loss (except business interruption insurance), and the Sellers will at or prior to Closing assign to the Buyer all such insurance proceeds and claims, provided that such insurance shall be considered a Purchased Asset for purposes of Article II of this Agreement. The Sellers will inform the Buyer of any negotiations with respect to insurance claims involving any damaged Purchased Assets, will permit the Buyer to take part therein, and will not settle any such claims without the Buyer's prior written consent, which consent shall not be unreasonably withheld.

         Section 7.02 Condemnation. If any authority having the right of eminent domain commences legal action for the damaging, taking or acquiring of any of the Purchased Assets or the real property subject to the Assumed Leases, either temporarily or permanently, by condemnation or by exercise of the right of eminent domain (a "Taking"), the Sellers will promptly give notice of the same to the Buyer. In the event of a Taking in which the amount of loss therefrom exceeds One Hundred Thousand Dollars ($100,000), at the Buyer's option, the Buyer will have the right to terminate this Agreement by giving notice thereof to the Sellers. If the Buyer terminates this Agreement pursuant to this Section, this Agreement will become null and void, and none of the parties hereto will thereupon have any further liabilities or obligations under this Agreement or otherwise hereunder, except as specifically provided in Sections 6.03(e), 6.05 and 13.01. If the Buyer elects not to terminate this Agreement pursuant to this Section 7.02 or if the loss from such Taking does not exceed such amount, and the transactions contemplated by this Agreement are consummated, the Buyer will be entitled to the benefits of all awards, claims, settlement proceeds, and other proceeds payable by reason of any such Taking, and the Sellers will assign to the Buyer all awards, claims, settlement proceeds, or other proceeds payable by reason of any such Taking; provided that all property subject to such Taking and all awards, claims, settlement proceeds, and other proceeds payable by reason of any such Taking shall be considered a Purchased Asset for purposes of Article II of this Agreement. In the event of any negotiations with respect to any of the Purchased Assets with any authority regarding settlement on account of any Taking, the Sellers will inform the Buyer of all such negotiations, will permit the Buyer to take part therein, and will not enter into any settlements thereof without the Buyer's prior written consent, which consent shall not be unreasonably withheld.


                                  ARTICLE VIII

                       CONDITIONS TO OBLIGATIONS OF BUYER

         The obligations of the Buyer to consummate the transactions contemplated hereby will be subject to the satisfaction or the waiver by the Buyer, at or prior to the Closing Date, of each of the following conditions precedent (Buyer hereby acknowledges that all conditions precedent to the Closing of the transactions contemplated by this Agreement which have not been performed by Sellers prior to Closing shall, subject to the last sentence of
Section 8.03, be deemed to be waived by the Buyer as of the Closing):

         Section 8.01 Representations and Warranties. The representations and warranties of the Sellers, PVF and Jemison contained in this Agreement, the Exhibits hereto, or in any other document expressly required to be delivered by Sellers, PVF or Jemison pursuant to this Agreement, shall have been true and correct in all material respects on the date such representations and warranties were made, and at the Closing, as though made on and as of the Closing Date; provided, however, that the foregoing condition shall be deemed to be satisfied except where the failure to be so true and correct shall reasonably be expected to result in a material adverse change in the consolidated financial condition or results of operation of PVF and Sellers or, following the Effective Time, of Buyer, in excess of an aggregate amount of $2,500,000.

         Section 8.02 Performance of Covenants, Agreements and Obligations. Each covenant, agreement and obligation of the Sellers, PVF or Jemison to be performed on or before the Closing Date pursuant to the terms and provisions of this Agreement will have been duly performed and complied with in all material respects on or before the Closing Date, and at the Closing.

         Section 8.03 Certificate. The Buyer shall have received a certificate in the form annexed hereto as EXHIBIT 8.03 dated the Closing Date, signed by the appropriate officers of the Sellers, PVF and Jemison as to the satisfaction of the conditions contained in Sections 8.01 and 8.02, with such additional disclosures as shall be required to make such certificate true and accurate in all material respects. Disclosures in such certificates shall be deemed to be disclosures hereunder for all purposes of this Agreement, in which event the Buyer may refuse to close the transactions contemplated hereby if any such additional disclosures are not acceptable to the Buyer and they result in the threshold referenced in the last clause of Section 8.01 being exceeded, but such additional disclosures shall not be deemed a breach of a representation or warranty by the Sellers, Jemison or PVF prior to or after Closing, and the sole remedy by Buyer on account thereof shall be termination of this Agreement. In the event that such additional disclosures are not reasonably acceptable to Buyer and they do not result in the threshold referenced in the last sentence of Section 8.01 being exceeded, and the transactions contemplated by this Agreement are consummated on the Closing Date, then Buyer shall be entitled to preserve, by notice in writing given to Sellers at the Closing, a claim for indemnification under Article XI against Sellers, PVF and Jemison on account of the inaccuracy of any representations and warranties made as of the date hereof resulting from such additional disclosures, subject to the limitations with respect to indemnification set forth in Article XI, including, without limitation, Section 11.05, and provided that the loss arising out of such claim has not otherwise been accrued for in accordance with GAAP on the Closing Date Balance Sheet.

         Section 8.04 Prohibitions. No claim, action, suit, investigation, arbitration or legal or other proceeding or governmental investigation will be pending or threatened in writing before any court or governmental agency which
(i) presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or (ii) could materially adversely affect the right of the Buyer to acquire or utilize the Purchased Assets.

         Section 8.05 Opinion of Sellers' Counsel. At the Closing, the Buyer will have been furnished the written opinions of Johnston, Barton, Proctor, & Powell (as to Sellers and PVF), and Bradley, Arant, Rose & White (as to Jemison), all dated the Closing Date, in form and substance satisfactory to such counsel and reasonably satisfactory to the Buyer and its counsel.

         Section 8.06 Authority. All actions required to be taken by, or on the part of, the Sellers, PVF and Jemison to authorize the execution, delivery and performance of this Agreement and all agreements required to be executed and delivered under the terms of this Agreement, and the consummation of the transactions contemplated hereby and thereby will have been duly and validly taken by the Boards of Directors and the shareholders of the Sellers, PVF and Jemison, if necessary, and the Buyer shall have received copies of all such resolutions certified by the Secretary of the Sellers, PVF and Jemison.

         Section 8.07 Required Consents. On the Closing Date, the parties (other than the Sellers, PVF or Jemison) to all of the Assumed Leases and the Assumed Contracts, any governmental agency or body or any other person, firm or corporation which owns or has authority to grant any franchise, license, permit, easement, right or other authorization necessary for the business or operations of the Sellers or the Purchased Assets which will be transferred by the Sellers to the Buyer pursuant to this Agreement, and any governmental body or regulatory agency having jurisdiction over the Buyer, the Sellers, PVF or Jemison, to the extent that their consent or approval is required under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable laws, rules or regulations for the consummation of the transactions contemplated hereby (including receipt of all consents required by H-S-R and the expiration of all applicable writing periods required by H-S-R), and for the continued operation by the Buyer of Sellers' business in the same manner which the Sellers operated their business prior to the Closing, will have granted such consent or approval, except where the failure to grant such consent or approval would not have a Sellers' Material Adverse Effect or, following the Closing, a Buyer's Material Adverse Effect, and except where the failure to grant such consent or approval would not result in the threshold referenced in the last clause of Section 8.01 being exceeded.

         Section 8.08 UCC Search Report. Prior to the Closing, the Buyer shall have received UCC search reports dated as of a date not more than five
(5) days before the Closing Date issued by the appropriate governmental bodies indicating that there are no filings under the Uniform Commercial Code on file with such governmental bodies which indicate any Encumbrances on the Purchased Assets, other than those Encumbrances which will be released at Closing, or except as approved by Buyer pursuant to Section 6.08 or as set forth on
Schedule 5.07 attached hereto, or except those Encumbrances which would not have a Sellers' Material Adverse Effect or, following the Closing, a Buyer's Material Adverse Effect.

         Section 8.09 Noncompetition Agreements. PVF and Jemison shall have entered into, and shall have caused each of the Sellers, H. Corbin Day, James D. Davis, J. D. Brown, Jr., and J. David Brown III, to enter into, the Noncompetition Agreements attached hereto as EXHIBIT 3.04(A).

         Section 8.10 Employment Agreements. The Buyer and Michael L. Stanwood shall have entered into an Employment Agreement in the form of EXHIBIT 3.04(E) hereto.

         Section 8.11 Environmental Matters. In the event that between the date hereof and the Closing, Hazardous Materials are discovered on any of the Property, which Hazardous Materials are reasonably likely to give rise to Hazardous Materials Liabilities to Buyer after Closing in an amount in excess of Two Hundred and Fifty Thousand Dollars ($250,000), then either (i) Buyer, Sellers or PVF and Jemison shall have entered into arrangements satisfactory to Buyer in its sole discretion for the remediation or satisfaction by Sellers, PVF and Jemison of such Hazardous Materials Liabilities, or (ii) Sellers, PVF and Jemison shall have made arrangements for the transfer of the operations conducted at the site from which such Hazardous Materials Liabilities arise to a new location in a manner that cannot reasonably be expected to cause Buyer to have any responsibility following the Closing for such Hazardous Materials Liabilities or to result in a material disruption of the conduct of the Business by Buyer following the Closing. It is understood that if Hazardous Materials are discovered on any of the Property between the date hereof and the Closing Date, which Hazardous Materials are reasonably likely to give rise to Hazardous Materials Liabilities to Buyer following the Closing in an amount less than Two Hundred Fifty Thousand Dollars ($250,000), then such liabilities shall be the responsibility of Sellers, PVF, and Jemison, without regards to the Threshold Amount. This Section 8.11 is not limited by any disclosure made under Section 5.25 or the Schedule referenced therein.

         Section 8.12 Escrow Agreement. At the Closing, Buyer, Sellers, PVF, Jemison and Maguire, Voorhis & Wells, P.A. (the "Escrow Agent"), shall have entered into an escrow agreement (the "Escrow Agreement") substantially in the form annexed hereto as EXHIBIT 8.12, and pursuant thereto, Buyer shall have deposited the Escrowed Shares (as determined in accordance with Section 2.01(i) of this Agreement). The Escrowed Shares shall be held by the Escrow Agent and shall be held for disbursement in accordance with the terms of such Escrow Agreement.

         Section 8.13 Approval of Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters, shall have been approved as to form and substance by counsel to the Buyer, which approval shall not be unreasonably withheld or delayed.

         Section 8.14 Other Documents. On the Closing Date, the Buyer will have been provided with such other documents as it may have reasonably requested from the Sellers, PVF or Jemison that are consistent with the terms and conditions of this Agreement and are customary in transactions of this nature.


                                   ARTICLE IX

                      CONDITIONS TO OBLIGATIONS OF SELLERS

         The obligations of the Sellers, PVF and Jemison to effect the transactions contemplated hereby will be subject to the satisfaction or the waiver by the Sellers, PVF and Jemison at or prior to the Closing Date, of the following conditions precedent (Sellers hereby acknowledge that all conditions precedent to the Closing of the transactions contemplated by this Agreement which have not been performed by Buyer prior to Closing, subject to the last sentence of Section 9.03, shall be deemed to be waived by the Sellers, PVF and Jemison as of the Closing):

         Section 9.01 Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement, the Exhibits hereto, or in any other document expressly required to be delivered by the Buyer pursuant to this Agreement, shall have been true and correct in all material respects on the date such representations and warranties were made, and at the Closing, as though made on and as of the Closing Date; provided, however, that the foregoing condition shall be deemed to be satisfied except where the failure to be so true and correct shall reasonably be expected to result in a material adverse change in the consolidated financial condition or results of operations of Buyer following the Effective Time in an aggregate amount in excess of $5,000,000.

         Section 9.02 Performance of Covenants, Agreements and Obligations. Each covenant, agreement and obligation of the Buyer to be performed by it on or before the Closing Date pursuant to the terms and provisions of this Agreement will have been duly performed and complied with in all material respects on or before the Closing Date, and at the Closing.

         Section 9.03 Certificate. The Sellers shall have received a certificate in the form annexed hereto as EXHIBIT 9.03 dated the Closing Date, signed by the authorized officer of the Buyer as to the satisfaction of the conditions contained in Sections 9.01 and 9.02, with such additional disclosures as shall be required to make such certificate true and accurate in all material respects. Disclosures in such certificates shall be deemed to be disclosures hereunder for all purposes of this Agreement, but the Sellers, PVF and Jemison shall nevertheless retain the right to refuse to close the transactions contemplated hereby if any such additional disclosure is not acceptable to the Sellers, PVF and Jemison and they result in the threshold referenced in the last clause of Section 9.01 being exceeded, but such additional disclosures shall not be deemed a breach of a representation or warranty by Buyer prior or after Closing, and the sole remedy by Sellers, PVF and Jemison on account thereof shall be termination of this Agreement. In the event that such additional disclosures are not reasonably acceptable to Sellers, PVF and Jemison and they do not result in the threshold referenced in the last sentence of Section 9.01 being exceeded, and the transactions contemplated by this Agreement are consummated on the Closing Date, then Sellers, PVF and Jemison shall be entitled to preserve, by notice in writing given to Buyer at the Closing, a claim for indemnification against Buyer under
Article XI on account of the inaccuracy of any representations and warranties made as of the date hereof resulting from such additional disclosures, subject to the limitations with respect to indemnification set forth in Article XI, including, without limitation, Section 11.05.

         Section 9.04 Prohibitions. No claim, action, suit, investigation, arbitration or legal or other proceeding or





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governmental investigation will be pending or threatened in writing before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement.

         Section 9.05 Authority. All actions required to be taken by, or on the part of, the Buyer to authorize the execution, delivery and performance of this Agreement and all agreements required to be executed and delivered under the terms of this Agreement, and the consummation of the transactions contemplated hereby and thereby will have been duly and validly taken by the Board of Directors of Buyer (and the Stockholders if required), and the Sellers, PVF and Jemison shall have received copies of all such resolutions certified by the Secretary of the Buyer.

         Section 9.06 Opinions of Buyer's Counsel. At the Closing, Sellers, PVF and Jemison will have been furnished the written opinions of Benjamin P. Butterfield, Esq., and Maguire, Voorhis & Wells, P.A., counsel for Buyer, all dated the Closing Date, in form and substance reasonably satisfactory to Sellers, PVF and Jemison and their counsel, and reasonably satisfactory to Buyer and its counsel.

         Section 9.07 H-S-R. The applicable waiting period, together with any extension thereof, under H-S-R shall have expired or been terminated, and the other consents referenced in Section 8.07 shall have been obtained.

         Section 9.08 Employment Agreements. The Buyer and Michael L. Stanwood shall have entered into the Employment Agreement in the form of
EXHIBIT 3.04(E) hereto.

         Section 9.09 Environmental Matters. Between the date hereof and the Closing Date, there shall not have been discovered on any of the Property any Hazardous Materials that are reasonably likely to give rise to Hazardous Materials Liabilities to PVF, Sellers or Jemison, or to Buyer after Closing for which PVF,Sellers or Jemison will be responsible, in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000).

         Section 9.10 Approval of Counsel to the Sellers, PVF and Jemison. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto, and all other related legal matters shall have been approved as to form and substance by Johnston, Barton, Proctor & Powell (as to Sellers and PVF), and by Bradley, Arant, Rose & White (as to Jemison), which approvals shall not be unreasonably withheld or delayed.

         Section 9.11 Other Documents. On the Closing Date, the Sellers, PVF and Jemison will have been provided with such other documents as they may have reasonably requested from the Buyer that are consistent with the terms and conditions of this Agreement.





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


                                   ARTICLE X

            TRANSFERS OF BUYER'S COMMON STOCK; REGISTRATION RIGHTS;
                            RULE 144 AND RULE 144(k)

         Section 10.1 Transfers of Buyer Shares. The Sellers and the Stockholders (as hereinafter defined) shall not sell or otherwise transfer any of the Buyer's Common Stock delivered to Sellers under this Agreement (the "Buyer Shares"), for a period of ninety (90) days after the Closing Date, or such longer period, not to exceed one hundred eighty (180) days following the Closing Date, as the Buyer and its executive officers may be obligated under the underwriting agreement executed in connection with the sale of the Securities referred to in Article II hereof not to sell shares of the Buyer Common Stock; provided, however, that following the Closing, it is contemplated that Sellers may liquidate or dissolve and that the Buyer Shares will be transferred to the direct and indirect stockholders of Sellers, including without limitation, Jemison; and provided, further, that immediately prior to or following the Closing, it is contemplated that certain members of the management of PVF and Sellers (the "Management Stockholders") will sell their interest in PVF to Jemison in exchange for a promissory note and the right to receive some of the Buyer Shares. Such transferees of Sellers and the Management Stockholders are hereinafter referred to as the "Stockholders." The parties hereto expressly acknowledge and agree that such transfers shall be permitted and that both the Sellers and the Stockholders, and their respective successors and permitted assigns, shall be deemed "Holders" for purposes of, and shall otherwise be entitled to the benefits of, this Article X.

         Section 10.2 Registration for Resale. As soon as practicable following the Closing Date, but in no event more than ninety (90) days following the Closing Date, the Buyer will file a registration statement with the SEC to register the Buyer Shares under the Securities Act for resale by the Holders from time to time in transactions on the New York Stock Exchange, in negotiated transactions, or in a combination of such methods of sale (the "Initial Registration"), and shall use its best efforts to cause such registration statement to become effective under the Act as soon as practicable thereafter. For so long as such registration statement is required to be kept effective, such registration statement shall be in form and substance reasonably satisfactory to Sellers and their counsel and shall be amended or supplemented (or a new registration statement filed) from time to time as may be necessary to add additional Holders, to change the method of distribution of the shares (including, without limitation, to distribute such shares in an underwritten public offering) and otherwise to accomplish any sales of Buyer Shares by the Holders. Buyer shall keep such registration statement effective for a period of not less than three (3) years after the Closing Date, three (3) years after the liquidation or dissolution of Sellers, three (3)





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

years following the receipt by the Management Stockholders of Buyer Shares, or three (3) years after delivery of Common Stock to Sellers by Buyer pursuant to
Section 2.01(viii)(a), whichever is longer, but in no event more than four (4) years after the Closing Date (the "Initial Registration Period").

         Section 10.3     Demand Registration.

                 (a) In addition to and not in lieu of the rights granted in Section 10.2 above, during the period of three (3) years after the Initial Registration Period, any Holder or Holders who are "Affiliates" of Buyer within the meaning of the Securities Act and applicable regulations thereunder may make a written request to Buyer for registration under the Securities Act of Buyer Shares, subject to the conditions hereinafter set forth (the "Demand Registration"). Such request will specify the number of Buyer Shares proposed to be sold and will also specify the intended method of disposition thereof. Following such request, Buyer will use its best efforts to effect, as expeditiously as possible, the registration under the Securities Act of the Buyer Shares which Buyer has been so requested to register by such Holder or Holders so as to permit the disposition (in accordance with the intended methods thereof as aforesaid) of such Buyer Shares and Buyer shall keep such registration statement effective for a period of not less than 270 days.

                 (b) The obligations of Buyer to take the actions contemplated by Section 10.3(a) with respect to an offering of Buyer Shares shall be subject to the following conditions:

                          (i)     the Buyer Shares requested to be registered
shall not constitute more than 50% of the Buyer Shares then held by Holders;
and

                          (ii)    the Buyer shall not be obligated to make more
than one Demand Registration during the period set forth in Section 10.3(a).

         Section 10.4 Piggyback Registration. During the Initial Registration Period and the period during which a Holder is entitled to effect a demand registration under Section 10.3 above, any Holder shall have the right to include Buyer Shares as part of any other applicable registration statement filed by the Buyer (a "Piggyback Registration"); provided, however, that if, in the written opinion of the Buyer's managing underwriter or underwriters, if any, for such offering, the inclusion of the Buyer Shares, when added to the securities being registered by the Buyer or other selling shareholder(s), will exceed the maximum amount of the Buyer's securities which can be marketed (i) at a price reasonably related to their then current market value; or (ii) without materially and adversely affecting the entire offering, then the Buyer may exclude from such offering that number of shares





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

of Common Stock requested to be so registered as exceeds such maximum amount; but provided, further, that if any such Common Stock is so excluded, then the number of securities to be sold by all shareholders in such public offering shall be apportioned pro rata among all such selling shareholders, including such Holder, according to the total amount of securities of the Buyer owned by said selling shareholders, including such Holder. The Buyer shall cause any registration statement filed pursuant to these "piggyback" rights to remain effective for at least ninety (90) days from the date that such Holder is first given the opportunity to sell any part of the Buyer Shares registered under this Section 10.4.

         Section 10.5 Filings; Registration Procedures. In connection with the Initial Registration, the Demand Registration or any Piggyback Registration of Buyer Shares, and any registration statement filed in connection therewith:

                 (a) Holders shall cooperate with Buyer and its representatives and upon request shall promptly furnish such information regarding the Holders and the distribution proposed by such Holders as is reasonably requested by Buyer for inclusion in the registration statement, or any amendment or supplement thereto.

                 (b) Holders and Buyer agree in connection with any underwritten registration of Buyer Shares to enter into an appropriate underwriting agreement containing terms and provisions (including reasonable provisions as to opinions of counsel, comfort letters, covenants, representations and warranties and indemnification and contribution) customary in such agreements.

                 (c) Buyer shall use its best efforts to cause the registration statement to become effective as soon as possible and to prepare and file with the SEC, as expeditiously as possible, any amendments and supplements to the registration statement as may be necessary.

                 (d) Buyer shall, as expeditiously as possible, use its best efforts to register or qualify the Buyer Shares covered by the registration statement under the securities or Blue Sky laws of those states set forth on schedules to be furnished to the Buyer by Holders listing those states in which it is reasonable that registration or qualification will be required to enable Holders to consummate the sale or other disposition of the Buyer Shares by Holders, and do any and all other acts and things that may be necessary or desirable to enable Holders to consummate the sale or other disposition of the Buyer Shares owned by them; provided, however, that Holders holding Buyer Shares included in any such registration statement shall furnish in writing to the Buyer such information regarding such Holders and the distribution proposed by such Holders as the Buyer may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance under such state securities or Blue Sky





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

laws; and, provided, further, that Buyer shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service of process.

                 (e) Buyer shall, as expeditiously as possible, use its best efforts to list or register the Buyer Shares on the New York Stock Exchange and to maintain such listing in such manner as may be necessary to permit sales of such shares under this Article X.

                 (f) Buyer shall pay all expenses incurred by Buyer in complying with this Article X, including, without limitation, registration fees, exchange listing fees, printing expenses, fees and disbursements of counsel for the Buyer, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, and the Holders shall pay all underwriting discounts and selling commissions, if any, and the fees and expenses of their legal counsel and accountants.

                 (g) Buyer will, if requested prior to filing such registration statement or any amendment or supplement thereto, furnish to Holders and each underwriter, if any, copies thereof, and thereafter furnish to Holders and each such underwriter such number of copies of such registration statement, amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and the prospectus included in such registration statement (including each preliminary prospectus), as Holders or each such underwriter may reasonably request in order to facilitate the sale of the Buyer Shares, each of which registration statement, amendment and supplement shall be in form and substance reasonably satisfactory to such Holders and underwriters.

                 (h) Buyer will, as promptly as is practicable, notify Holders at any time when a prospectus relating to the sale of the Buyer Shares is required by law to be delivered in connection with sales by a Holder, underwriter or dealer, of the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Buyer Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and shall promptly make available to Holders and to the underwriters any such supplement or amendment, which shall be subject to the reasonable prior approval of Holders and the underwriters. Holders will, upon receipt of any notice from Buyer of the occurrence of any event of the kind described in the preceding sentence, discontinue the offer and sale of Buyer Shares pursuant to the registration statement covering such Buyer Shares until receipt by Holders and the underwriters, if any, of the copies of such supplemented or amended prospectus and, if so directed by Buyer, Holders will deliver to Buyer all copies, other than permanent file copies then in Holders' possession, of the most recent prospectus covering such Buyer Shares at the time of receipt of such notice.
In the event Buyer shall give such notice, Buyer shall extend the period during which such registration statement shall be maintained effective by the number of days during the period from and including the date of the giving of such notice to the date when the Buyer shall make available to Holders such supplemented or amended prospectus.

                 (i) Buyer shall make available for inspection by Holders, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by Holders or any such underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of Buyer (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and shall cause the officers, directors and employees of Buyer to supply all information reasonably requested by any such Inspector in connection with such registration, provided that (i) records and information obtained hereunder shall be used by such persons only to exercise their due diligence responsibility and (ii) records or information which Buyer determines in good faith to be confidential shall not be disclosed by the Inspectors unless (x) the disclosure of such records or information is necessary to avoid or correct or to make the Inspectors aware of a misstatement or omission in the registration statement or (y) the release of such records or information is ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction. Upon learning that disclosure of such records or information is sought by a court or governmental authority, Holders shall give notice to Buyer and allow Buyer, at the expense of Buyer, to undertake appropriate action to prevent disclosure of the records or information deemed confidential. Information obtained by Holders as a result of such inspections shall be deemed confidential and shall not be used by any Holder as the basis for any market transactions in the securities of Buyer or its affiliates unless and until such information is made generally available to the public.

                 (j) Buyer will furnish to Holders and to each underwriter, if any, a signed counterpart, addressed to Holders and such underwriter, if any, of (i) an opinion or opinions of counsel to Buyer and (ii) a comfort letter or comfort letters from Buyer's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as Holders or the underwriter reasonably requests.

                 (k) Holders shall conform to all applicable requirements of the Securities Act and the Exchange Act with respect to the offering and sale of securities, and, if applicable, shall advise each underwriter, broker or dealer through which any of the Buyer Shares are offered that the Buyer Shares are part of a distribution that is subject to the prospectus delivery requirements of the Securities Act.

                 (l) With respect to any registration statement effected pursuant to this Article X, Buyer agrees to indemnify and hold harmless Holders, and their respective successors, assigns, heirs, estates, and representatives, officers and directors and each person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all losses, claims, damages, or liabilities to which Holders or any such persons or entities may become subject under the Act or any other statute or common law, and to reimburse Holders and such persons for any reasonable legal or other expenses actually and reasonably incurred by any of them in connection with investigating any claims and defending any actions, insofar as such losses, claims, damages, liabilities, or actions arise out of or are based upon any untrue statement, or alleged untrue statement, of a material fact contained in or incorporated by reference in any preliminary prospectus included in the registration statement or filed with the SEC pursuant to Rule 424(a) under the Securities Act (the "Preliminary Prospectus"), the registration statement or the final prospectus filed pursuant to Rule 424(b) under the Securities Act (the "Prospectus"), or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the indemnification provisions contained in this Section 10.5 shall not apply to such losses, claims, damages, liabilities, or actions arising out of, or based upon any untrue statement or alleged untrue statement, or any omission or alleged omission, if such statement or omission was made in reliance upon and in conformity with written information furnished by Holders specifically for inclusion in the registration statement or such Preliminary Prospectus or Prospectus or any such amendments thereof or supplement thereto.

                 (m) With respect to any registration statement effected pursuant to this Article X, Holders, jointly and severally, agree to indemnify and hold harmless Buyer and each Person, if any, who controls Buyer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, its directors and those officers of Buyer who shall have signed the registration statement or any post-effective amendment thereof against any and all losses, claims, damages or liabilities to which Buyer or any such person may become subject under the Act or any other statute or common law, and to reimburse Buyer and such persons for any reasonable legal or other expenses actually and reasonably incurred by any of them in connection with investigating any claims and defending any actions, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement, or alleged untrue statement, of a material fact contained in or incorporated by reference in the Preliminary Prospectus, the registration statement or the Prospectus or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or alleged omission was made in any Preliminary Prospectus, the registration statement or the Prospectus or any amendment thereof or supplement thereto in reliance upon and in conformity with any written information furnished to Buyer by Holders specifically for inclusion in the registration statement or such Preliminary Prospectus or Prospectus or any such amendments thereof or supplements thereto. Notwithstanding the foregoing, in no event shall any such Holder be liable to the Buyer or any such person under this Section 10.5(m) in an aggregate amount in excess of the net proceeds received by such Holder from the offering and sale of Buyer Shares owned by such Holder.

                 (n) Each indemnified party under this Article X shall, promptly after the receipt of notice of the commencement of any action against such indemnified party in respect of which indemnity may be sought from an indemnifying party on account of an indemnity agreement contained in this
Section 10.5, notify the indemnifying party in writing of the commencement thereof; provided, however, that the omission to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may otherwise have to such indemnified party except to the extent that the indemnified party's failure to notify the indemnifying party caused additional damages to be sustained by such party or materially prejudiced the ability of such party to defend against or prevent any loss, damage, or liability. If any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, provided that such counsel shall not be deemed unsatisfactory solely because it will also assume the defense of one or more other indemnified parties. After notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall not be responsible to such indemnified party under this Section 10.5 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof except as provided below. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict of interest exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified parties. An indemnifying party will not be liable for any settlement of any action or claim effected without its written consent, which consent will not be unreasonably withheld.

                 (o)      If the indemnification provided for in this Section
10.5 from the indemnifying party is unavailable to an indemnified party for any loss, claim, damage, liability, or expense covered thereby, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage, liability, or expense. The contribution of such indemnifying party shall be limited to the proportionate share of the amount paid or payable that reflects the relative fault of the indemnifying party with respect to such loss, claim, damage, liability, or expense, and, in the case of a Holder, shall further be limited as provided in the last sentence of Section 10.5(m). The relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or any omission or alleged omission of a material fact was made by or relates to information supplied by the indemnifying party. The parties to this Agreement agree that it would not be just and equitable to determine contribution under this Section 10.5 by pro-rata allocation or by any other method which does not take into account the equitable considerations referred to above. Notwithstanding anything to the contrary in this Section 10.5, no Person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of fraudulent misrepresentation.

         Section 10.6 Rule 144; Removal of Legends. Buyer covenants that it will file on a timely basis the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable Holders to sell Buyer Shares without registration under the Securities Act within the limitation of the exemptions provided by
(i) Rule 144 and Rule 144A under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, Buyer will deliver to Holders a written statement as to whether it has complied with such reporting requirements. Whenever a Holder has met the requirements for transfer of any of the Buyer Shares pursuant to subparagraph (k) of Rule 144 (as amended from time to time), or pursuant to any successor provision thereof, Buyer shall cause to be issued upon request to such Holder a new certificate representing such shares that does not bear a restrictive legend regarding transferability under applicable federal or state securities laws.

         Section 10.7     Remedies.     In case any one or more of the covenants
and/or agreements set forth in this Article X shall have been breached by either party, the other party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this
Article X, and such remedies shall lie and be enforceable without regard to any set-off, claim or defense that the breaching party may have or assert against such other party, other than claims or defenses arising solely and exclusively under this Article X.

         Section 10.8 Cooperation of Sellers, PVF and Jemison. The Sellers, PVF and Jemison agree: (i) that they will reasonably cooperate with the Buyer and the underwriter in connection with the delivery of information concerning the Sellers, PVF and Jemison which is included in Buyer's Registration Statement which is being prepared by Buyer for the sale of the Securities (the "Offering"), which information relates to those transactions described in this Agreement; (ii) that they will use reasonable efforts to cause Sellers' Accountants to deliver comfort letters reasonably acceptable to Sellers' Accountants to the underwriters in the Offering with respect to audited historical financial information concerning the Sellers and PVF, which information is included in such Offering documentation; and (iii) that they will use reasonable efforts to cause their attorneys to permit the underwriters in the Offering to rely upon those opinions which Buyer receives pursuant to
Section 8.05 of this Agreement.

                                   ARTICLE XI

                                INDEMNIFICATION

         Section 11.01 Indemnification by the Sellers. The Sellers, PVF and Jemison, regardless of any prior knowledge, inspection or investigation on the part of the Buyer, hereby agree to indemnify and hold harmless the Buyer against and in respect of any direct out-of-pocket loss, damage or expense arising out of:

                 (a) Any claim, liability, or obligation suffered or incurred by the Buyer resulting from or arising out of any misrepresentation, breach, or non-fulfillment of any representation, warranty, covenant or agreement on the part of the Sellers, PVF or Jemison contained in this Agreement;

                 (b) Any liability or claim which may be asserted against the Buyer arising at any time following the Effective Time in connection with the Sellers' ownership or operation of the Business or Purchased Assets prior to the Effective Time, including, without limitation, any liability incurred by Buyer for sums accrued for on the Closing Date Financial Statements but which later prove to be inadequate, other than with respect to Assumed Obligations and matters with respect to which the Buyer has agreed to indemnify Sellers, PVF or Jemison under this Agreement;

                 (c) All liabilities and obligations of the Sellers, PVF or Jemison arising prior to the Effective Time of every kind and description, regardless of how or when the same may have arisen, including the Excluded Obligations, except with respect to the Assumed Obligations and matters with respect to which Buyer has agreed to indemnify Sellers, PVF or Jemison under this Agreement;

                 (d) All claims against, or claims of any interest in, or of a lien upon, any or all of the Purchased Assets, which arise in connection with events, acts, omissions, or circumstances occurring or existing on or prior to the Effective Time, except as approved by Buyer pursuant to Section
6.08 and as set forth on Schedule 5.07 attached hereto, except with respect to the Assumed Obligations and matters with respect to which Buyer has agreed to indemnify Sellers, PVF or Jemison under this Agreement;

                 (e) Any liability or claim based on product liability, including property damage or personal injury or death referable thereto, with respect to an occurrence prior to the Effective Time involving products delivered by Sellers prior to the Effective Time; and

                 (f) All actions, suits, investigations, proceedings, demands, assessments, judgments, reasonable attorneys' fees, direct out-of-pocket costs and expenses incident to the foregoing, including, but not limited to, any audit or investigation by any governmental entity.

         Section 11.02 Indemnification by the Buyer. The Buyer, regardless of any prior knowledge, inspection or investigation on the part of the Sellers, PVF or Jemison, hereby agrees to indemnify and hold harmless the Sellers, PVF and Jemison against and in respect of any direct out-of-pocket loss, damage or expense arising out of:

                 (a) Any claim, liability, or obligation suffered or incurred by the Sellers, PVF or Jemison resulting from or arising out of any misrepresentation, breach, or non-fulfillment of any representation, warranty, covenant or agreement on the part of the Buyer contained in this Agreement;

                 (b) Any liability or claim asserted against the Sellers, PVF or Jemison arising in connection with the Buyer's failure to pay or perform any of its obligations with respect to the Assumed Obligations;

                 (c) Any liability or claim which may be asserted against the Sellers, PVF or Jemison arising at any time following the Effective Time in connection with the Buyer's ownership or operation of the Purchased Assets subsequent to the Effective Time;
                 (d) Any liability or claim based on product liability or warranty, including property damage and personal injury or death referable thereto, with respect to an occurrence after the Effective Time involving products delivered either by Sellers prior to the Effective Time or by Buyer following the Effective Time; and

                 (e) All actions, suits, investigations, proceedings, demands, assessments, judgments, reasonable attorneys' fees, direct out-of-pocket costs and expenses incident to the foregoing, including, but not limited to, any audit or investigation by any governmental entity.

         Section 11.03 Survival of Obligation to Indemnify. The obligation of each party hereto to indemnify the other party hereto shall survive the Closing, the transfer of the Purchased Assets and the payment of the consideration therefor until three (3) years following the Closing Date (the "Indemnification Period"), and shall continue thereafter only with respect to matters which the party seeking indemnity hereunder shall have given the other party written notice of as provided herein prior to the expiration of the Indemnification Period; provided, however, that the foregoing time limitation shall not apply with respect to claims by Sellers, PVF or Jemison against Buyer under Section 11.02(b) above. The Buyer shall be entitled to set-off against the Promissory Note, if applicable, any loss, damage or expense with respect to any indemnity claims which may arise under this Agreement.

         Section 11.04 Notice and Procedure. Any party claiming indemnity hereunder (hereinafter referred to as the "Indemnified Party") shall give the party against whom indemnity is sought (hereinafter referred to as the "Indemnifying Party") prompt written notice after obtaining knowledge of any claim or the existence of facts as to which recovery may be sought against the Indemnifying Party because of the indemnity provisions set forth in this
Article XI. If such claim for indemnity arises in connection with a legal action instituted by, or a claim made by, a third party (hereinafter a "Third Party Claim"), the Indemnified Party hereby agrees that, within ten (10) business days after it is served with notice of the assertion of any Third Party Claim for which it may seek indemnity hereunder, the Indemnified Party will notify the Indemnifying Party in writing of such Third Party Claim.

         If the claim for indemnity arises in connection with a Third Party Claim, the Indemnifying Party shall have the right at any time after receipt of notice of such claim from the Indemnified Party to assume the defense (which assumption may be made under a reservation of rights) and to control the settlement and compromise of such action or claim at its sole expense. The Indemnified Party shall cooperate in such defense as reasonably necessary to enable the Indemnifying Party to conduct its defense, including providing the Indemnifying Party with reasonable access to such records as may be relevant to its defense. The Indemnifying Party shall be entitled to settle any such Third Party Claim without the prior written consent of the Indemnified Party provided that the Indemnifying Party provides the Indemnified Party with reasonable assurances that the Indemnified Party will be fully indemnified by the Indemnifying Party in connection with any such Third Party Claim. The Indemnified Party shall be entitled to retain its own counsel at its own expense in connection with any Third Party Claim that the Indemnifying Party has elected to defend. If the Indemnifying Party elects not to conduct the defense of a Third Party Claim, the Indemnified Party may defend and/or settle such Third Party Claim; provided, however, that the Indemnifying Party shall not be liable for any costs, damages or expenses arising out of any settlement effected without its prior written consent, unless at the time of such settlement the Indemnifying Party, upon being fully informed regarding the terms of such settlement and the facts and circumstances regarding the Third Party Claim, denies liability to the Indemnified Party for indemnification under this Agreement. The Indemnified Party and the Indemnifying Party agree to keep each other reasonably informed as to the progress of any matter that is the subject of an indemnity claim under this Agreement. The Indemnified Party further agrees to take any and all reasonable steps, including, without limitation, those steps reasonably requested by the Indemnifying Party, to mitigate any losses, damages or expenses with respect to any indemnity claim under this Agreement and to cooperate with the defense thereof. In the event it is ultimately determined that the Indemnified Party was not entitled to indemnification under this Agreement, and the

Indemnifying Party has nonetheless assumed the defense of such asserted liability, then the Indemnified Party shall, at such time as it is ultimately determined that the Indemnified Party was not entitled to indemnification, reimburse the Indemnifying Party for the costs and expenses, including reasonable attorney's fees, incurred by the Indemnified Party in connection with such assumption.

         Section 11.05 Limitation on Indemnification Obligations. An Indemnified Party shall not be entitled to recover any amounts under this Agreement until the total amount for which the Indemnified Party would seek a recovery exceeds the sum of Five Hundred Thousand Dollars ($500,000) (the "Threshold Amount"), and then the Indemnified Party may recover only such sums which are in excess of the Threshold Amount, but in no event may the Indemnified Party be entitled to recover an amount under this Agreement in excess of Fifty Million Dollars ($50,000,000) (the "Indemnity Amount"), except such limitation shall not apply with respect to matters excluded in Section
11.06 from the exclusivity provisions of such Section, to the failure of the Buyer to pay the Adjusted Purchase Price under Article II of this Agreement, to deliver or register duly authorized, fully paid and nonassessable Common Stock to Sellers pursuant to Article II, or to any claim by Sellers, PVF or Jemison under Section 11.02(b) hereof. Notwithstanding anything to the contrary contained herein, the Buyer shall not be entitled to recovery under this
Article XI if the subject matter of the claim is recovered from title or other insurance.

         Section 11.06 Indemnification Exclusive Remedy. Except with respect to intentional misrepresentation, indemnity obligations set forth in
Article X of this Agreement, and indemnity obligations set forth in Section
11.08 of this Agreement, indemnification pursuant to the provisions of this
Article XI shall be the sole and exclusive remedy of the parties hereto for any misrepresentation or breach of any warranty, covenant or agreement contained in this Agreement or in any closing document executed and delivered pursuant to the provisions hereof, or any other claim arising out of the transactions contemplated by this Agreement.

         Section 11.07 Nature of Liability of Sellers, PVF and Jemison. Each of the indemnity obligations of the Sellers, PVF and Jemison contained in this Article XI are joint and several.

         Section 11.08 Waiver of Bulk Sales and Indemnity. The parties hereby waive compliance with all applicable bulk sales laws. The Sellers, PVF and Jemison, however, agree to indemnify the Buyer and hold the Buyer harmless from and against any and all loss, cost or expense in connection with any claim (other than in respect of the Assumed Obligations or matters with respect to which Buyer has agreed to indemnify Sellers, PVF or Jemison under this Agreement) that would have been barred by the proper implementation of the practices and procedures called for under any applicable bulk sales laws. The indemnity provided by the Sellers, PVF and Jemison under this
Section 11.08 (i) shall be in addition to and not in lieu of any indemnity provided to the Buyer under Section 11.01, but the Buyer shall not be entitled to collect from the Sellers, PVF and Jemison more than once for the same loss, cost or expense, and (ii) shall not be subject to (x) the time limitations set forth in Section 11.03 or (y) the limitation amount which is equal to the Indemnity Amount set forth in Section 11.05.

         Section 11.09 No Consequential Damages. With respect to any claim for indemnity under this Agreement or any dispute between Buyer and Sellers, PVF or Jemison arising out of this Agreement, no party shall be entitled to recover from any other party or parties any consequential damages, any damages for lost or future profits, or any punitive damages, except that such limitation shall not apply in the case of intentional misrepresentation or intentional fraud on the part of a party.

         Section 11.10 Right of Set-Off. Upon the occurrence or failure of an Indemnified Party to pay when due any amount required to be paid to an Indemnifying Party, or on upon the occurrence or failure of an Indemnified Party to satisfy any other liability or obligation from an Indemnified Party to the Indemnifying Party, including, without limiting the generality of the foregoing, any liability or obligation incurred under this Agreement, such Indemnifying Party is authorized, but shall not be obligated, at any time and from time to time, to set-off and apply such amount, liability or obligation against any and all payments required to be paid or satisfied by such Indemnifying Party under the terms of this Agreement, including, without limitation, pursuant to the indemnification provisions of this Article XI.


                                  ARTICLE XII

                      CONDUCT OF THE PARTIES AFTER CLOSING


         Section 12.01 Cooperation. The Buyer, Sellers, PVF and Jemison will cooperate upon and after the Closing Date in effecting the orderly transfer of the Purchased Assets to the Buyer. Without limiting the generality of the foregoing, the Sellers, PVF and Jemison at the request of the Buyer and at the expense of Sellers, PVF and Jemison, but without additional consideration, and without regard to any indemnity limitation, will execute and deliver from time to time such further instruments of assignment, conveyance and transfer, will sign any documents necessary or useful to ensure that all of the right, title and interest in and to the Purchased Assets, the Assumed Leases and the Assumed Contracts vests in the Buyer, will cooperate in the conduct of litigation and the processing and collection of insurance claims (subject to the rights and obligations of the parties regarding indemnification under this Agreement), and will take such other actions as may reasonably be required to convey and deliver more effectively to the Buyer the Purchased Assets, the Assumed Leases and the Assumed Contracts or to confirm and perfect the Buyer's title thereto, as contemplated by this Agreement. PVF and Jemison shall use reasonable efforts to cause the Sellers to take all actions to cause the Buyer to be subrogated to any rights the Sellers may have under the insurance policies of Sellers which cover the Purchased Assets prior to Closing.

         Section 12.02 Access to Books and Records. As long as the Buyer retains the books and records of the Sellers acquired by the Buyer hereunder, it will provide the Sellers with reasonable access during customary business hours to such books and records for any legitimate business purpose and as long as the Sellers retain the books and records retained by the Sellers hereunder, they will provide the Buyer with reasonable access during customary business hours to such books and records for any legitimate business purpose. All such books and records shall be maintained in accordance with all applicable laws, rules and regulations and for a period of not less than six (6) years commencing on the Effective Time. Prior to the disposal of any such books and records by any party hereto, such party shall provide sixty (60) days' prior written notice to the other party and shall relinquish possession of such books and records to such other party upon receipt of a written request therefor within the sixty (60) day time period.

         Section 12.03 Manufacturers' and Suppliers' Warranties. After the Closing, the Sellers, PVF and Jemison will cooperate with and assist the Buyer, but without liability or undue expense to Sellers, PVF or Jemison, and subject to the rights of the parties to indemnification under this Agreement (but without regard to the Threshold Amount), to pursue any manufacturers' and suppliers' warranty claims pending as of the Closing Date or that may arise thereafter with respect to the Purchased Assets.

         Section 12.04 Use of License Tags. After the Closing, the Buyer will use its reasonable best efforts to obtain new license tags at the earliest practicable date for all of the Rolling Stock included in the Purchased Assets that require license tags. Until the earlier of (a) the date the new license tags are issued or (b) five (5) Business Days after the Closing Date, the Buyer shall be entitled to operate the Rolling Stock included in the Purchased Assets using the Sellers' license tags. The Buyer covenants and agrees that as long as the Buyer operates using the Sellers' license tags it shall have insurance policies in place, including umbrella policies providing motor vehicle liability coverage for all owned, non-owned and hired vehicles operated by the Buyer in an amount not less than One Million Dollars ($1,000,000) with deductibles aggregating not more than One Thousand Dollars ($1,000) per vehicle. The Buyer covenants and agrees to indemnify and hold harmless the Sellers from and against all loss, cost or expense, including reasonable attorneys' fees, by reason of any suit, claim or demand arising out of or resulting from the Buyer's operation of the Rolling Stock after the Effective Time using the Sellers' license tags.

         Section 12.05 Use of Name. The Sellers shall permanently discontinue the use of the Sellers' corporate names or any name derived therefrom or similar thereto effective upon the Closing Date. Within five (5) Business Days after the Closing Date, the Sellers shall amend their Articles of Incorporation to change their corporate names to names other than the corporate names as set forth in the preamble hereto or any name derived therefrom or similar thereto, which new names shall be approved in advance by the Buyer, and shall provide proof of such name changes to the Buyer no later than fifteen
(15) days after the Closing Date.

         Section 12.06 Collection and Disposition of Accounts and Notes Receivable. All accounts and notes receivables transferred to Buyer hereunder as part of the Purchased Assets and which have prior to Closing been written off as uncollectible, but which are later collected by Buyer, shall remain the property of the Buyer.

         Section 12.07 Maintenance of Insurance. Buyer will maintain for a period of five (5) years after the Closing Date general liability insurance, including coverage for products liability, with coverage equal to or greater than present levels currently maintained by the Sellers, and will name the Sellers, PVF and Jemison as additional insureds under said insurance policies.


                                  ARTICLE XIII

                                    EXPENSES

         Section 13.01 Transactional Expenses. Except as otherwise expressly provided in this Agreement, the parties agree to bear their fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including without limitation, the fees and expenses of their counsel, accountants and other experts.


                                  ARTICLE XIV

                                  TERMINATION

         Section 14.01 Termination by Mutual Consent. On or prior to the Closing Date, the Buyer, Sellers, PVF and Jemison may terminate this Agreement by joint execution of an instrument to such effect. Subject to the provisions of any such instrument terminating this Agreement, no party will have any liability to the other party hereunder in the event of any termination of this Agreement pursuant to this Section, except that the parties will continue to be subject to the provisions of Sections 6.03(e), 6.05 and 13.01 of this Agreement relating to confidentiality, publicity and the allocation of transaction expenses.

         Section 14.02 Termination Due to Casualty or Condemnation. The Buyer may terminate this Agreement by reason of casualty or condemnation but only in accordance with the provisions of Sections 7.01 and 7.02, respectively, by giving written notice to the Sellers, PVF and Jemison of such termination. In the event of a termination of this Agreement pursuant to this Section, no party will have any liability to the other party hereunder, except that the parties will continue to be subject to the provisions of Sections 6.03(e), 6.05 and 13.01 of this Agreement relating to confidentiality, publicity and the allocation of transaction expenses.

         Section 14.03 Termination Attributable to Default. If either the Buyer, on the one hand, or any Seller, PVF or Jemison on the other hand, make any misrepresentation, breach any warranties or default in the due and timely performance of any covenants or agreements under this Agreement in any material respect, the non-defaulting party may give notice of termination to the defaulting party in the manner provided in Section 15.01; provided, however that with respect to breaches or misrepresentations of representations and warranties by a party or parties hereto, the other party or parties hereto shall only be entitled to terminate this Agreement in the event such misrepresentation or breach would result in the failure of the condition precedent set forth in Section 8.01 (with respect to Buyer's right to terminate) or Section 9.01 (with respect to Sellers' PVF's, and Jemison's right to terminate). The notice shall specify with particularity the default(s) on which this notice is based. The termination shall be effective five (5) Business Days after service unless the specified default(s) have been cured on or before the effective date of termination. Subject to Sections 8.03 and 9.03, termination pursuant to this Section 14.03 shall relieve the non-defaulting party from any obligations under this Agreement, but shall not relieve the defaulting party from liability for damages or other available remedies by reason of the breach of this Agreement prior to termination.

         Section 14.04 Termination Due to Failure to Satisfy Conditions. Either party hereto may terminate this Agreement in the event that the conditions precedent to such party's obligation to effect the transactions contemplated hereby which are contained in this Agreement are not satisfied on or before the Closing Date.

                                   ARTICLE XV

                                 MISCELLANEOUS

         Section 15.01 Notices. All notices, consents, waivers, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties:

                 Buyer:                    Hughes Supply, Inc.
                                           20 North Orange Avenue
                                           Orlando, Florida 32801
                                           Attention:  David H. Hughes
                                           Telecopier:  (407) 649-1670

                 Sellers, PVF              Jemison Investment Co., Inc.
                 or Jemison:               320 Park Place Tower
                                           2001 Park Place North
                                           Birmingham, Alabama 35203
                                           Attention:  James D. Davis
                                           Telecopier:  (205) 324-7684

                 With copies to:           Johnston, Barton, Proctor & Powell
                                           2900 AmSouth/Harbert Plaza
                                           1901 Sixth Avenue North
                                           Birmingham, Alabama 35203-2618
                                           Attention:  G. Burns Proctor, Jr.
                                           Telecopier:  (205) 458-9500

                                                            and

                                           Bradley, Arant, Rose & White
                                           1400 Park Place Tower
                                           2001 Park Place North
                                           Birmingham, Alabama 35203
                                           Attention:  John B. Grenier
                                           Telecopier:  (205) 252-0264

         Section 15.02 Assignability and Parties in Interest. No party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, however, this Agreement, and the rights of Buyer to acquire the Purchased Assets hereunder, and any covenants and agreements of the Buyer hereunder, or any of the other agreements contemplated to be delivered by the Buyer at Closing, may be assigned by Buyer, in whole or in part, to a wholly owned subsidiary or Affiliate of Buyer, in which event such subsidiary or Affiliate shall assume the obligations of Buyer under this Agreement or such agreement, the Buyer shall remain liable to Sellers under this Agreement and the Buyer shall unconditionally guarantee the payment and performance when due of each of the obligations of such subsidiary or Affiliate; provided, however, that the documentation regarding such assignment and guarantee by Buyer shall be in form and substance reasonably satisfactory to Sellers, PVF and Jemison and their respective counsel; and provided, further, that the Buyer may not deliver to the Sellers any common stock other than the Common Stock of the Buyer; provided, further, that any of the Sellers and PVF may assign to, and have assumed by, any one or more of Sellers, PVF or Jemison, all or any portion of its rights, duties and obligations under this Agreement (provided that the documentation in respect thereof is reasonably satisfactory to Buyer); and provided, further, that the Sellers and the Stockholders shall be entitled to assign their rights under Article X of this Agreement to any of their respective transferees of Buyer Shares so long as such transfer is effected in compliance with applicable federal and state securities laws and any contractual restrictions on transfer. This Agreement shall bind, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties and it does not confer any rights on any other persons or entities.

         Section 15.03 Governing Law. This Agreement shall be construed and enforced in accordance with the local laws of the State of Florida applicable to agreements to be executed and performed wholly within said state without giving effect to its conflicts of laws provisions.

         Section 15.04 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed by all the parties hereto. It will not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         Section 15.05 Waiver. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

         Section 15.06 Complete Agreement. This Agreement, the Exhibits hereto and the Schedules hereto delivered pursuant to this

Agreement contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, representations, commitments, writings and understandings relating to the subject matter hereof.

         Section 15.07 Modifications, Amendments and Waivers. At any time prior to the Closing Date or termination of this Agreement, the Buyer, on the one hand, and the Sellers, PVF and Jemison on the other hand, may, by written agreement:

                 (a) extend the time for the performance of any of the obligations or other acts of the other party hereto;

                 (b) waive any inaccuracies in the representations and warranties made by the other party contained in this Agreement or in the Schedules hereto or any other document delivered pursuant to this Agreement; and

                 (c) waive compliance with any of the covenants or agreements of the other party contained in this Agreement.

         Section 15.08 Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

         Section 15.09 Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof. This Agreement will, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

         Section 15.10 Time of Essence. The parties to this Agreement acknowledge and agree that time is of the essence with respect to the consummation of the transactions contemplated by this Agreement.

         Section 15.11 Gender, Number. Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context. All terms such as "herein," "hereby" or "hereunder" refer to this Agreement as a whole.

         Section 15.12 Exhibits and Schedules. All exhibits or schedules annexed hereto and the documents and instruments referred to herein or required to be delivered simultaneously herewith or at the Closing (the "Exhibits") are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such Exhibits, schedules, documents or instruments shall be deemed to refer to and include all such Exhibits, schedules, documents and instruments.

         Section 15.13 Definition of Sellers', PVF's and Jemison's Knowledge. For the purposes of this Agreement, the knowledge of Sellers, PVF and Jemison shall be deemed to be limited to the actual knowledge of the individuals identified on Schedule 15.13 attached hereto.

         Section 15.14 Definition of Buyer's Knowledge. For the purposes of this Agreement, the knowledge of the Buyer shall be deemed to be limited to those individuals who hold the office of Chairman of the Board, President, Chief Financial Officer and General Counsel for the Buyer.

         Section 15.15 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns, and they will not be construed as conferring and are not intended to confer any rights on any other Persons.

         Section 15.16 Attorneys' Fees. In the event any party hereto institutes litigation to enforce its rights or remedies under this Agreement, the party prevailing in such litigation shall be entitled to receive an award from the non-prevailing party of the prevailing party's reasonable attorneys' fees and costs incurred in connection with such litigation. The foregoing shall include reasonable attorneys' fees and costs (including paralegals' fees) incurred at trial, on any appeal and in any proceeding in bankruptcy.

         Section 15.17 Certain Defined Terms. Except as otherwise defined in this Agreement, the following defined terms whether used in upper or lower case shall have the respective meanings set forth below:

                 (a) The term "Affiliate" shall mean any controlled groups (within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended (the "Code")) of which any party to this Agreement is a member, all trades or businesses, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) and of which any party to this Agreement is a member, and all affiliated service groups (within the meaning of Section 414(m) of the Code of which any party to this Agreement is a member).

                 (b) The term "Business Days" shall mean any day which is not a Saturday, Sunday or a permitted or required bank holiday in the States of Florida or Alabama.

                 (c) The term "Common Stock" shall mean the $1.00 par value common capital stock of the Buyer.

                 (d) The term "Executive Officers" shall mean those officers holding the office of Chairman of the Board, President, Vice President, Secretary and Treasurer.

                 (e) The term "material" when referring to representations or warranties with respect to the Financial Statements, Sellers' Material Adverse Effect, Buyer's Material Adverse Effect, or a "material adverse change", shall be deemed to mean an effect or variance with respect to the Buyers or Sellers, as appropriate, the magnitude of which would result in an after tax net effect or variance of One Hundred Thousand Dollars ($100,000) or more, whether individually or in the aggregate, or when related to any other representation, warranty, covenant or agreement, shall be deemed to mean any effect or variance which results in an after tax net effect of Fifteen Thousand Dollars ($15,000) or more, whether individually or in the aggregate.

                 (f) The term "Person" shall mean an individual, partnership, corporation, trust, unincorporated organization, or a federal, state, local or foreign governmental body or agency.

                 (g) The term "Records" shall mean any paper, document, file or record of any kind, whether recorded in writing or on magnetic, optical, or any other storage medium, and including without limitation all computer records in whatever form.

                 (h) The term "Rolling Stock" shall mean automobiles, trucks, trailers, forklifts, loaders, tractors and other motorized vehicles of every type and nature.

         Section 15.18 Survival of Agreement. This Agreement and the representations, warranties, covenants and agreements contained herein shall survive the Closing of the transactions contemplated hereby.

         Section 15.19 Recitals. The recitals set forth at the beginning of this Agreement, as well as the definitions contained therein, are by this reference incorporated herein and made a part of this Agreement.





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                                      -74-

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                                           "BUYER"

                                           HUGHES SUPPLY, INC., a Florida
                                           corporation


Attest:                                    By: /s/ David H. Hughes
       --------------------------             ------------------------------
       J. Stephen Zepf                        David H. Hughes
       CFO and Treasurer                      Chairman of the Board


                                           "SELLERS"

                                           SOUTHWEST STAINLESS, INC., a
                                           Texas corporation


Attest:                                    By: /s/ Michael L. Stanwood
       --------------------------             ------------------------------
                                              Michael L. Stanwood
                                              President


                                           MULTALLOY, INC., a New Jersey
                                           corporation


Attest:                                    By: /s/ Michael L. Stanwood
       --------------------------             ------------------------------
                                              Michael L. Stanwood
                                              President


                                           MULTALLOY, INC., a Texas
                                           corporation


Attest:                                    By: /s/ Michael L. Stanwood
       --------------------------             ------------------------------
                                              Michael L. Stanwood
                                              President


                                           HOUSTON PRODUCTS & MACHINE, INC.,
                                           a Texas corporation


Attest:                                    By: /s/ Michael L. Stanwood
       --------------------------             ------------------------------
                                              Michael L. Stanwood
                                              President

                                           "PVF"

                                           PVF HOLDINGS, INC., a Delaware
                                           corporation


Attest:                                    By: /s/ HCL Day
        ----------------------                ----------------------------
                                              HCL Day
                                              Chairman


                                           "JEMISON"

                                           JEMISON INVESTMENT CO., INC., a
                                           Delaware corporation



Attest:                                    By: /s/ HCL Day
        ----------------------                ----------------------------
                                              HCL Day
                                              Chairman


        Schedules and Exhibits Omitted from Asset Purchase Agreement Filed as Exhibit 2 to the Registration Statement of Hughes Supply, Inc. on Form S-3.

        All of the Schedules and Exhibits listed under "Schedules and Exhibits" on pages VI and VII of this Asset Purchase Agreement filed as Exhibit 2 to the Registration Statement of Hughes Supply, Inc. on Form S-3 have been omitted pursuant to Item 601(b)(2) of Regulation S-K as the Registrant does not deem any of such omitted Schedules or Exhibits material to a decision to invest in the Common Stock offered in connection with the aforementioned registration statement. The Registrant agrees to furnish supplementally a copy of any such omitted Schedule or Exhibit to the Securities and Exchange Commission upon request.


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